UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.            )

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ON Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION

Keith D. Jackson

President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 on Wednesday, May 21, 2014 at 2:00 p.m., local time, for the following purposes:

1. To elect two Class III Directors, each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2017 or until his or her successor has been duly elected and qualified, or until the earlier of his or her death, resignation or removal;

2. To vote on an advisory resolution to approve executive compensation;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;

4. To approve an amendment to the Amended and Restated Certificate of Incorporation to declassify the Board of Directors;

5. To approve an amendment to the Amended and Restated Certificate of Incorporation to remove the prohibition against action by written consent of the stockholders; and

6. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on March 28, 2014, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, Arizona 85008 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting. Directions for attending the Annual Meeting may be found on our website at www.onsemi.com.

Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope or you may vote by internet, telephone or in person as described in the enclosed proxy statement.

Sincerely yours,

April [11], 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS MEETING TO BE HELD ON MAY 21, 2014.

The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders and its

Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available at

www.onsemi.com/annualdocs.

Page

PROXY STATEMENT	1

MANAGEMENT PROPOSALS	3

Proposal No. 1: Election of Directors	3

Class III — Current Terms Expiring in 2014	5

Class I — Current Terms Expiring in 2015	6

Class II — Current Terms Expiring in 2016	7

Proposal No. 2: Advisory Resolution to Approve Executive Compensation	9

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	10

Audit and Related Fees	11

Proposal No. 4: Amendment to the Amended and Restated Certificate of Incorporation of the Company to Declassify the Board of Directors	12

Proposal No. 5: Amendment to the Amended and Restated Certificate of Incorporation to Remove the Prohibition Against Action by Written Consent of the Stockholders	14

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	15

Committees of the Board	15

Compensation of Directors	22

Majority Voting for Directors	23

Other Board Matters	24

Corporate Governance Principles	25

Code of Business Conduct	29

Compliance and Ethics Program	29

COMPENSATION DISCUSSION AND ANALYSIS	30

COMPENSATION COMMITTEE REPORT	52

COMPENSATION OF EXECUTIVE OFFICERS	53

Summary Compensation Table	53

Grants of Plan-Based Awards in 2013	55

2013, 2012, and 2011 Awards of Equity	56

Outstanding Equity Awards At Fiscal Year-End 2013	63

2013 Option Exercises and Stock Vested	65

Employment, Severance, and Change in Control Agreements and Arrangements	66

Potential Payments Upon Termination of Employment or Change of Control	73

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ON SEMICONDUCTOR CORPORATION

5005 E. McDowell Road

Phoenix, Arizona 85008

PROXY STATEMENT

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at our annual meeting of stockholders to be held on Wednesday May 21, 2014 at 2:00 p.m., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April [11], 2014.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below.

If you are the “record holder” of your shares, meaning that you hold the shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day.

Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day.

Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

Vote in person. You may vote in person if you or your validly designated proxy attends the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record owner, will vote your shares according to your instructions. You will need to follow the directions your bank or brokerage firm provides you.

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

	Proposal	Board Recommendation
1.

Election of two Class III Directors, each for a three-year term expiring at the annual meeting of the Company’s stockholders to be held in 2017 or until his or her successor has been duly elected and qualified, or until the earlier of his or her death, resignation or removal

FOR
2.	Advisory resolution to approve executive compensation	FOR
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year	FOR
4.	Amendment to the Amended and Restated Certificate of Incorporation of the Company to declassify the Board	FOR
5.	Amendment to the Amended and Restated Certificate of Incorporation of the Company to remove the prohibition against action by written consent of the stockholders	FOR

We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

Record Date and Quorum

The Board has fixed the close of business on March 28, 2014, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were [                ] shares of our common stock outstanding and entitled to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present for the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters. As discussed in more detail below, we believe the following proposals will be considered non-routine and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors), Proposal No. 2 (Advisory Resolution to Approve Executive Compensation), Proposal No. 4 (Amendment to the Amended and Restated Certificate of Incorporation of the Company to declassify the Board) and Proposal No. 5 (Amendment to the Amended and Restated Certificate of Incorporation of the Company to remove the prohibition against action by written consent of the stockholders). Broker non-votes will not be counted as either votes cast for or against a matter, but will be counted for purposes of determining a quorum for the meeting.

Required Vote

Each Director standing for election at the Annual Meeting in Proposal No. 1 must be elected by a majority of the votes cast with respect to that Director’s election, meaning that the number of votes cast “for” the Director nominee must exceed the number of votes cast “against” that Director nominee. See “The Board of Directors and Corporate Governance-- Majority Voting for Directors” below in this proxy statement. Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal No. 1. Any incumbent Director nominee who is not elected by majority vote shall promptly tender his resignation to the Board. The Corporate Governance and Nominating Committee, or such other Board committee designated by the Board, will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision and, if the resignation is rejected, the rationale behind its decision within 90 days from the date of the certification of the election results.

The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposal No. 2 (Advisory Resolution to Approve Executive Compensation) and Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm). Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal Nos. 2 and 3.

The affirmative vote of the holders of not less than sixty-six and two thirds percent (66 2/3%) of the shares entitled to vote in the election of Directors at the Annual Meeting is required to approve Proposal No. 4 (Amendment to the Amended and Restated Certificate of Incorporation to declassify the Board of Directors) and Proposal No. 5 (Amendment to the Amended and Restated Certificate of Incorporation to remove the prohibition against action by written consent of the stockholders). In determining whether Proposal Nos. 4 and 5 have received the requisite number of votes, abstentions and broker non-votes will have the same effect as votes against Proposal Nos. 4 and 5.

Your broker is NOT able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal Nos. 2, 4 and 5. Accordingly, we encourage you to vote your shares on Proposal Nos. 1, 2, 3, 4 and 5, either by returning your proxy by internet, mail or telephone so that your shares will be voted at the meeting if you cannot attend in person.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS

Proposal No. 1:

Election of Directors

The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class III Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2017. Each of the nominees has agreed to serve as a director if elected by the stockholders. The Class I Directors’ terms will expire in 2015. The Class II Directors’ terms will expire in 2016.

The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Atsushi Abe, Curtis J. Crawford, Ph.D., Bernard L. Han, Emmanuel T. Hernandez, Daryl A. Ostrander, and Teresa M. Ressel. The Board also determined that Phillip D. Hester was independent in accordance with such standards during his period of service on the Board in 2013. Mr. Hester passed away on September 17, 2013.

Transactions and Relationships Considered in Independence Determinations. Consistent with NASDAQ listing standards, in making its independence determinations, the Board considered transactions occurring since the beginning of 2011 between the Company and entities associated with the independent Directors or members of their immediate family. The Board determined that no “categorical” bars to independence under NASDAQ listing standards applied to any of the non-employee Directors. In making its determination that no relationships exist that, in the opinion of the Board, would impair the director’s independence, the Board considered the following transactions, relationships or arrangements: (i) the transactions, relationships or arrangements under the headings “Relationships and Related Transactions — Related Party Transactions” and “Management Proposals — Proposal 1: Election of Directors” included in our annual meeting proxy statements filed with the Commission on April 5, 2013 and April 5, 2012 and (ii) the associations certain of our non-employee Directors have with other companies in the semiconductor industry, as disclosed in their biographies and discussed further below.

In connection with clause (ii) above, in making independence determinations, the Board considered a category of transactions occurring since 2011 which involved the Company doing business with organizations in our industry that have a Company non-employee director serving in a board or management position.1 In each applicable instance, the amounts paid to and received from each company (and ON Semiconductor) were significantly below the “categorical” bar to independence set forth in the NASDAQ listing standards, which uses a threshold of 5% of consolidated revenues of such entity. With the exception of the transaction with Cypress Semiconductor Corporation (“Cypress Semiconductor”), in 2011 each of the below commercial relationships were in the ordinary course of business for ON Semiconductor and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers. In particular, the Board considered the following transactions and relationships with respect to the independence of certain non-employee Directors:

•

With respect to the independence of Mr. Hester, the Board considered sales to and purchases of supplies from National Instruments Corporation (“NIC”). From December 2009 until his death in 2013, Mr. Hester was the Senior Vice President of Research and Development of NIC.

•

With respect to the independence of Mr. Hernandez, the Board considered that Mr. Hernandez joined the Board of Directors of SunEdison, Inc., formerly known as MEMC Electronic Materials, Inc. (“SunEdison”), in May 2009 and became chairman of the Board in January of 2013. The Company purchases primarily silicon wafers and polysilicon from SunEdison.

•

With respect to the independence of Mr. McCranie, the Board considered the purchase of the CMOS image sensor business unit from Cypress Semiconductor in February 2011. Mr. McCranie was at the time and continues to be a director of Cypress Semiconductor. The Board also considered that in January 2014, Mr. McCranie became the Executive Vice President, Marketing and Sales of Cypress Semiconductor and evaluated sales to and purchases from Cypress Semiconductor.

•

Additionally, with respect to the independence of Mr. McCranie, the Board also considered the sales of wafer, die and engineering services to Freescale Semiconductor, Inc. (“Freescale Semiconductor”) and certain of its subsidiaries. Mr. McCranie became a director of Freescale Semiconductor in March 2011. Mr. McCranie is also a director of Mentor Graphics Corporation (“Mentor Graphics”) and the Board considered sales to and purchases from Mentor Graphics in evaluating his independence.

•

With respect to the independence of Ms. Ressel, the Board considered that Ms. Ressel was the Chief Executive Officer of UBS Securities LLC from 2007 to 2012 and that an affiliate of that entity provides certain cash management services to the Company, while another affiliate is a syndicate lender under the Company’s revolving credit facility.

Unless you withhold your vote or indicate otherwise on your proxy card, and except in a case of a broker non-vote, proxies will be voted FOR the election of the nominees. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

Set forth below is information concerning our nominees and other Directors, including their business experience and public company directorships for the past five years.

1 In situations where the Company non-employee director’s interest was only related to his service as a director of the other company, Item 404 of Regulation S-K explicitly provides that an indirect material interest does not exist for such director. In each other transaction where a determination was required, the Company non-employee director was determined not to have a direct or indirect material interest that would require disclosure under Item 404 of Regulation S-K as a “related party transaction.” Such determination included a consideration of any equity (or derivative rights) owned by the Company’s non-employee director in such other company.

In each biography below, we describe certain of the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company as of the date of this proxy statement. In addition to the specific qualifications described below, we believe that each director has the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top” for our Company. Each is possessed of the business acumen and sound judgment that we believe are required for the proper functioning of our Board. Most of our Directors also have significant other public company board experience that broadens their knowledge of board processes, issues and solutions.

In Proposal No. 1, you are asked to vote for each of the nominees for Class III Directors listed below.

Class III — Current Terms Expiring in 2014

Keith D. Jackson, 58. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer (“CEO”) of ON Semiconductor Corporation in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups, beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008 and joined the board of directors of Veeco Instruments Inc. in February 2012. In February of 2014, Mr. Jackson became a National Association of Corporate Directors Board Leadership Fellow, the highest level of credentialing for corporate directors and corporate governance professionals.

Mr. Jackson is our CEO and, as such, offers the Board his extensive experience in the semiconductor industry and intimate and detailed understanding of the day to day workings of our Company and the issues that it faces.

Bernard L. Han, 50. Mr. Han has served as a Director of the Company since March 2012. Since April 2009, Mr. Han has served as the Chief Operating Officer of DISH Network Corporation (“DISH Network”) and is in charge of all operations, information technology, and retention marketing functions for DISH Network. In addition, he oversees all direct and indirect sales and distribution for that company. Mr. Han served as DISH Network’s Executive Vice President and Chief Financial Officer from September 2006 until April 2009 and as Chief Information Officer from 2006 to 2007. Mr. Han also served as EchoStar Corporation’s (“EchoStar”) Executive Vice President and Chief Financial Officer from January 2008 to June 2010 pursuant to a management services agreement between DISH Network and EchoStar. From October 2002 to May 2005, Mr. Han served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. (“Northwest”). Mr. Han was the Executive Vice President and Chief Financial Officer of America West Airlines (“America West”) in 2002 before transitioning to Northwest in that same year. While at America West, he worked in other senior level sales and marketing and financial planning positions within the company from 1996 through 2001. Prior to joining America West, Mr. Han worked in various director and financial manager positions at Northwest between 1991 and 1995. Mr. Han joined the board of directors of Frontier Airlines in March of 2014.

Mr. Han has a strong financial and operations background, through his experience as chief operations officer and chief financial officer of various publicly held companies. Mr. Han also has significant strategic planning and general management experience across a variety of corporate functions.

Required Vote. To be elected, each of the two Class III Director-nominees must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

The Board of Directors recommends a vote “for” election of each of the Class III Director-nominees in Proposal No. 1.

The individuals listed below are also presently serving as Directors.

Class I — Current Terms Expiring in 2015

Atsushi Abe, 60. Mr. Abe has served as a director of ON Semiconductor Corporation since February 2011. From December 2009 to the present, Mr. Abe has served as the managing partner of Sangyo Sosei Advisory Inc., a technology, media and telecommunication industry focused mergers and acquisitions advisory firm. From August 2004 to March 2009, he served as a partner at Unitas Capital (formerly CCMP Capital Asia and JP Morgan Partners Asia) and was responsible for investments in Japan and in technology companies generally. From August 1998 until July 2004, Mr. Abe worked for Deutsche Bank Group in San Francisco and in Tokyo as a managing director and held leadership positions including head of Global Corporate Finance in Japan, head of Global Semiconductor Investment Banking and head of TMT Investment Banking in Asia. From December 1992 through July 1998, Mr. Abe worked as a managing director for Alex Brown & Sons, Inc. in San Francisco and Tokyo, which was subsequently acquired by Deutsche Bank Group. Prior to joining Alex Brown & Sons, Inc., Mr. Abe spent over 14 years at Mitsui & Co., Ltd., where he held various management positions in the Industrial Electronics Division and Principal Investment Unit. Mr. Abe has served on the board of Edwards Group Limited, a UK based vacuum technology company, from May 2007 through October 2009.

Mr. Abe has extensive experience in the investment banking and private equity industry, particularly in the area of technology. Mr. Abe’s experience in mergers and acquisitions as well as in capital markets transactions provides valuable knowledge and perspective in financial transactions and negotiations. In addition, his familiarity with technology companies and businesses throughout Asia, including Japan, offers the Board unique insight.

Curtis J. Crawford, Ph.D., 66. Dr. Crawford has served as a director of ON Semiconductor Corporation since September 1999. Dr. Crawford served as ON Semiconductor’s Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc. (“XCEO”), a research, development and consulting firm specializing in leadership, mentoring and support for executives and companies. Prior to founding XCEO, he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks, from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM.

Dr. Crawford currently serves as a member of the board of trustees of DePaul University and as a member of the boards of directors of Xylem, Inc. and E.I. du Pont de Nemours. In the past five years, Dr. Crawford has also served on the board of directors for ITT Corp. Dr. Crawford is the author of three books on leadership and corporate governance.

Dr. Crawford is a long-time member of the Board with the resulting in-depth knowledge of the Company’s strengths and issues. He has extensive experience in the semiconductor industry. He not only has management and technology experience, including as a chief executive officer of a publicly held semiconductor company, but offers us his extensive knowledge of leadership and corporate governance.

Daryl A. Ostrander, PhD., 65. Dr. Ostrander has served as a director of ON Semiconductor Corporation since February 2009. Dr. Ostrander has over 35 years of experience in the semiconductor industry with expertise in semiconductor manufacturing, semiconductor technology, and production implementation of new products. From 1981 to 2008, Dr. Ostrander was the Senior Vice President, Manufacturing and Technology for Advanced Micro Devices, Inc., a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. From 2008 to the present, Dr. Ostrander has operated his own enterprise, Ostrander Holdings, LLC, which has engaged in various consulting and business investment opportunities. On February 1, 2010, Dr. Ostrander became a director of RF Micron, Inc., a private startup company focused on the development of next generation Radio Frequency Identifier (RFID) microchips for itemized tracking applications. On June 2, 2012, Dr. Ostrander became a director of Caddie Central, LLC, a company that provides caddie tournament management and software services for resorts and golf tournaments. Dr. Ostrander has also participated on the Advisory Board for Correlated Magnetics, LLC since February 3, 2011.

Dr. Ostrander has extensive experience in the semiconductor industry. In addition to his management experience in a publicly held semiconductor company and his entrepreneurial experience, his focus on manufacturing processes offers the Board a different viewpoint.

Class II — Current Terms Expiring in 2016

J. Daniel McCranie, 70. Mr. McCranie has served as the Chairman of the Board of Directors of ON Semiconductor Corporation since August 2002 and as a Director since November 2001. In January 2014, Mr. McCranie joined Cypress Semiconductor as its Executive Vice President, Marketing and Sales, a position he previously held with Cypress Semiconductor at the time of his retirement in 2001. Mr. McCranie also served as Executive Chairman of Virage Logic Corporation (“Virage Logic”), a provider of application optimized semiconductor intellectual property platforms, from October 2008 until it was purchased by Synopsys, Inc. in September 2010. Previously, Mr. McCranie served as President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, Executive Chairman of Virage Logic from March 2006 to January 2007, and Chairman of the Board of Directors of Virage Logic from August 2003 to March 2006. Mr. McCranie worked for Cypress Semiconductor from 1993 until 2001, where he was employed in various positions, most recently Executive Vice President, Marketing and Sales. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie currently serves on the board of directors of Cypress Semiconductor and Mentor Graphics, and is the non-executive chairman of the board of directors of Freescale Semiconductor. In January of 2014, Mr. McCranie informed the boards of Freescale and Cypress Semiconductor that he will not stand for re-election at their next annual meetings of shareholders. Within the last five years, Mr. McCranie also served on the boards of directors of Virage Logic and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.

Mr. McCranie has extensive experience in the semiconductor industry, including management experience as a chief executive officer of two publicly held semiconductor corporations, with the resulting knowledge and understanding of what such a position entails. As a long-time member of our Board, Mr. McCranie has gained a deep understanding of the Company’s strengths and issues.

Emmanuel T. Hernandez, 58. Mr. Hernandez has served as a director of ON Semiconductor Corporation since November 2002. From April 2005 to November 2008, Mr. Hernandez served as the Chief Financial Officer of SunPower Corporation. He retired as Chief Financial Officer of SunPower Corporation in November 2008, but continued in a transition role at SunPower Corporation until January 2009. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the board of directors of Aruba Networks, Inc. and EnStorage, Inc., a private company that develops flow battery/storage technology for the renewable energy industry; and is chairman of the board of directors of SunEdison. In addition, in the past five years, Mr. Hernandez has served on the board of directors of Integration Associates and Soraa, Inc., a private company that is developing LED and laser technology. From May 2010 to January 2013, Mr. Hernandez also served as an operating partner at Khosla Ventures.

Mr. Hernandez has extensive experience in the semiconductor industry. In addition, through his experience as chief financial officer of both a publicly held semiconductor company and a publicly held solar company, Mr. Hernandez has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance. As a long time member of our Board, Mr. Hernandez has gained a deep understanding of the Company’s strengths and issues.

Teresa M. Ressel, 51. Ms. Ressel has served as a Director of the Company since March 2012. From 2012 through present, Ms. Ressel has served on the management team of Olayan Americas based in New York. The Olayan Group’s private multinational enterprise engages across distribution, services and global investment including specialty asset classes. From 2004 until 2012, Ms. Ressel served in various capacities as Chief Executive Officer of UBS Securities LLC and previously Chief Operating Officer of UBS Investment Bank, The Americas, covering a broad array of banking and regulatory functions across the Americas region. From 2001 until 2004, Ms. Ressel served at the U.S. Department of the Treasury. She was confirmed by the United States Senate as Assistant Secretary for Management and Budget for the U.S. Treasury and was designated by Presidential Directive as the Chief Financial Officer of the department, where she served in both capacities. From 2000 until 2001, Ms. Ressel provided private equity consulting services. From 1994 until 2000, Ms. Ressel served as Vice President and then Sr. Vice President at Kaiser Permanente. Her various positions included Corporate Audit and Corporate Environmental, Health and Safety programs; Vice President and Chief Compliance Officer; and Sr. Vice President and Chief Operating Officer, e-commerce. From 1990 until 1994, Ms. Ressel was employed at Hewlett Packard and from 1987 until 1990, Ms. Ressel was employed at the Electric Boat Division, General Dynamics, Groton, CT. Both of these roles encompassed a combination of engineering, audit, operational controls and risk management.

Ms. Ressel has extensive experience in the financial industry, as well as senior executive experience covering relevant knowledge of financial statement preparation and regulatory compliance in public, private and governmental sectors. In addition, she has a strong knowledge of end-user market affiliations, which includes an understanding of the end-user customer as well as original equipment manufacturers and distributors.

Proposal No. 2:

Advisory Resolution to Approve Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking for stockholder approval of the compensation of our Named Executive Officers (defined below under “Compensation Discussion and Analysis - Overview”). The Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of ON Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers identified in the Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation of Executive Officers” in this proxy statement).

The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. The Company seeks to accomplish this goal by rewarding performance, both individual and corporate, in a way that is aligned with the Company’s and stockholders’ short and long-term interests. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our Named Executive Officers is performance-based and dependent upon the Company’s achievement of specified financial goals. The Company believes that its executive compensation program satisfies the Company’s goals. We describe our compensation policies and programs in more detail below in this proxy statement, including in the Compensation Discussion and Analysis (“CD&A”).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and will consider whether any actions are necessary to address those concerns. The Board has adopted a policy providing for an annual advisory vote to approve executive compensation. Unless the Board otherwise modifies this policy, the next advisory vote will be at the 2015 annual meeting of stockholders.

Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

The Board of Directors recommends a vote “for” the advisory (non-binding) resolution to approve executive compensation in Proposal No. 2.

Proposal No. 3:

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2014 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2014, and is seeking ratification by the stockholders of this appointment.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.

If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.

Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal.

The Audit Committee and the Board of Directors recommend a vote “for” approval of Proposal No. 3.

Audit and Related Fees

The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers for 2013 and 2012.

Fee Type	2013 (in millions)	2012 (in millions)
Audit Fees (1)	$4.0	$4.0
Audit-Related Fees	$0.0	$0.0
Tax Fees (2)	$0.7	$1.7
All Other Fees	$0.0	$0.0

Total Fees	$4.7	$5.7

(1)

Includes fees billed or expected to be billed for each of 2013 and 2012 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents.

(2)

Includes fees billed for each of 2013 and 2012 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and expatriate tax preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in the federal securities laws and regulations which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2013 and 2012, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter, except approximately $6,000 each year for a limited financial statement review of a foreign subsidiary of the Company, which amount was subsequently ratified by the Audit Committee.

The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

Proposal No. 4:

Amendment to the Amended and Restated Certificate of Incorporation of the Company

to Declassify the Board of Directors

Currently, the Company’s Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”) divides Board members into three classes. One class is elected at each annual meeting of stockholders, to hold office for a term beginning on the date of the election and ending on the date of the third annual meeting of stockholders following the beginning of the term.

After careful consideration, the Board has determined that it would be in the best interest of the Company and the stockholders to declassify the Board to allow the stockholders to vote on the election of the entire Board each year, rather than on a staggered basis. The Board has adopted a proposed amendment to the Certificate of Incorporation as described below and set forth in Annex A to this proxy statement, and recommends that the Company’s stockholders approve such amendment. Annex A shows the proposed changes to the Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by underlining. If the proposed amendment is approved by the stockholders, appropriate documentation of the amendment will be filed with the Delaware Secretary of State.

If this proposal is approved by the stockholders:

•	the Directors standing for election at this year’s annual meeting of the stockholders, if elected, will serve until 2017;

•	the Directors standing for election at the annual meeting of the stockholders to be held in 2015, if elected, will serve until 2017;

•	the Directors standing for election at the annual meeting of the stockholders to be held in 2016, if elected, will serve until 2017; and

•	following the election at the annual meeting of the stockholders to be held in 2016, each Director will stand for election annually.

If the stockholders do not approve this proposal, then the Board will remain classified, with each class of Directors serving a term of three years.

The Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging Directors to take a long-term perspective, and ensuring that a majority of the Board will always have prior experience with the Company, especially in light of an increasingly complex and changing regulatory environment. Additionally, classified boards may motivate potential acquirers seeking control to initiate arms-length discussions with the Board, rather than engage in unsolicited or coercive takeover tactics, since potential acquirers are unable to replace the entire Board in a single election, thereby better enabling the Board to maximize stockholder value and to ensure the equal and fair treatment of stockholders. However, the Board also recognizes that a classified structure may reduce Directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each Director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In determining whether to support declassification of the Board, the Board considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company and the stockholders to declassify the Board.

Required Vote. The affirmative vote of the holders of not less than sixty-six and two thirds percent (66 2/3%) of the shares entitled to vote in the election of Directors at the Annual Meeting is required to approve this proposal. In determining whether Proposal No. 4 has received the requisite number of votes, abstentions and broker non-votes will have the same effect as votes against Proposal No. 4.

The Board of Directors recommend a vote “for” approval of Proposal No. 4.

Proposal No. 5:

Amendment to the Amended and Restated Certificate of Incorporation to Remove the Prohibition

Against Action by Written Consent of the Stockholders

Currently, the Company’s Certificate of Incorporation does not permit action by written consent of the stockholders. After careful consideration, the Board has determined that it would be in the best interest of the Company and the stockholders to remove this prohibition. The Board has adopted a proposed amendment to the Certificate of Incorporation to remove the prohibition against shareholder action by written consent and recommends that the shareholders approve such amendment. Annex B to this proxy statement shows the proposed changes to the Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by underlining. If this proposed amendment is approved by the stockholders, appropriate documentation of the amendment will be filed with the Delaware Secretary of State.

If the prohibition in the Certificate of Incorporation is removed, stockholders will be allowed to act by written consent consistent with Delaware General Corporation Law (“DGCL”) § 228. Pursuant to DGCL § 228, unless otherwise provided in the Certificate of Incorporation, any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice, and without a vote, if:

•

a consent or consents in writing set forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and

•

any such consents are delivered to the Company by delivery to its registered office, its principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.

If the stockholders do not approve this proposal, then the stockholders will continue to be prohibited from acting by written consent.

In recommending this amendment, the Board recognizes that action by written consent of stockholders can result in action with little or no advance notice to the Company and without providing the Board a meaningful opportunity to communicate its views regarding the proposed stockholder action. It can also result in a lessening of protection for minority stockholders. However, the Board believes that removing this prohibition will enhance stockholder rights in accordance with the Company’s commitment to good corporate governance.

In determining whether to support permitting action by written consent of the stockholders, the Board considered the arguments in favor of and against action by written consent of the stockholders and determined that it would be in the best interests of the Company and the stockholders to permit action by written consent of the stockholders.

Required Vote. The affirmative vote of the holders of not less than sixty-six and two thirds percent (66 2/3%) of the shares entitled to vote in the election of Directors at the Annual Meeting is required to approve this proposal. In determining whether Proposal No. 5 has received the requisite number of votes, abstentions and broker non-votes will have the same effect as votes against Proposal No. 5.

The Board of Directors recommends a vote “for” approval of Proposal No. 5.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board met six times last year and the committees, including any special committees, of the Board held a total of thirty-five meetings. Each director serving during 2013 attended at least 75% of the aggregate of all Board and applicable committee meetings held during 2013. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, all Directors, Messrs. McCranie, Abe, Crawford, Han, Hernandez, Jackson, Ostrander, and Ms. Ressel, attended the annual meeting of stockholders on May 15, 2013.

Committees of the Board

Our current Board standing committees and membership is as follows:

Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee	Executive Committee	Integration Oversight Committee	Science and Technology Committee
Curtis J. Crawford*	Emmanuel T. Hernandez*	J. Daniel McCranie*	J. Daniel McCranie*	Atsushi Abe*	Daryl A. Ostrander*
J. Daniel McCranie	Atsushi Abe	Atsushi Abe	Curtis J. Crawford	Bernard L. Han	J. Daniel McCranie
Teresa M. Ressel	Curtis J. Crawford	Curtis J. Crawford	Emmanuel T. Hernandez	Emmanuel T. Hernandez
	Teresa M. Ressel	Bernard L. Han	Keith D. Jackson	Daryl A. Ostrander

*	Denotes the Chairman of such committee.

Audit Committee. The Audit Committee, established pursuant to Section 3(a)(58)(A) of the Exchange Act, has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Audit Committee has the specific purpose under its charter to:

•	monitor the integrity of the corporate accounting and financial reporting processes of the Company and the audits of the financial statements;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent registered public accounting firm;

•	review the independence, qualifications and performance of our internal and independent auditors;

•

oversee that management has the processes in place to assure our compliance with applicable corporate policies, and legal and regulatory requirements that may have a material impact on our financial statements; and

•	inform the Board and appropriately provide information and materials on significant matters that require the Board’s attention.

Among other things, the Audit Committee has the specific authority and responsibility under its charter to:

•

pursuant to the Commission’s rules, establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

review and oversee related party transactions to the extent required under applicable federal securities laws and related rules and regulations or NASDAQ rules, unless such transactions are submitted to another comparable independent body of the Board;

•

discuss with management our major financial risk exposures and the steps we have taken to monitor and control such exposures, including related risk assessment and risk management policies as they relate to the Audit Committee’s responsibilities; and

•

review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our annual report.

The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, as provided in its charter, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. To the extent it deems necessary or appropriate, the Audit Committee may retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company.

The Board has determined that each member of the Audit Committee during 2013 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director, Emmanuel T. Hernandez, who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Proposal No. 1: Election of Directors – Class II – Current Terms Expiring in 2016” above for more information regarding Mr. Hernandez’s experience. See also “Audit Committee Report” below for more information on this committee. The Audit Committee met nine times in 2013.

Compensation Committee. The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Among other things, our Compensation Committee has the specific purpose under its charter to:

•

discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the CEO, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.

Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:

•

annually review and approve corporate goals and objectives relevant to the compensation of each of our CEO and senior executives, evaluate each of our CEO and senior executive’s performance in light of those goals and objectives, and establish the compensation level for each of our CEO and senior executives based on this evaluation, subject to any employment agreements that may be in effect (the CEO may not be present during deliberation or voting concerning the CEO’s compensation);

•	review and approve or recommend to the Board for approval any employment agreement with the CEO and any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•

administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans;

•

retain or terminate any compensation consultants or other advisors or obtain advice of such persons in accordance with applicable federal securities laws and related rules and regulations and NASDAQ rules (including after any necessary evaluation of independence and potential conflicts of interests of such persons), to assist the Compensation Committee in evaluating any aspect of CEO, senior executive or Outside Director compensation or on any other subject relevant to its responsibilities, including direct responsibility to oversee the work and the authority to approve the fees and compensation of such consultants and advisers; the Company is required to provide appropriate funding for the payment of such fees and other compensation;

•	review insurance coverage for Directors and officers and make recommendations to the Board with respect to such insurance;

•	obtain or perform an annual evaluation of the Compensation Committee’s performance; and

•	consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk taking.

Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the CD&A in this proxy statement.

The Board adopted the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “Amended and Restated Plan”) on March 23, 2010, and it was approved by our stockholders at our 2010 annual meeting of stockholders and amended with approval of our stockholders at our 2012 annual meeting of stockholders. The Amended and Restated Plan contemplates that pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not “Covered Employees” or, subject to Section 16 of the Exchange Act, to expedite the hiring process and retain talented employees. We describe the role of executive officers in determining or recommending the amount or form of executive compensation in the CD&A under “Processes and Procedures for Considering and Determining Executive Compensation — Role of Senior Officers in Determining Executive Compensation.” The role that officers play in determining or recommending the amount or form of director compensation is generally consistent with that description.

The Compensation Committee has regularly and directly engaged a compensation consultant to assist in recommending the form and amount of executive and director compensation. In May of 2012, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) as its primary compensation consultant. Among other things, PM&P was requested to:

•	perform an executive compensation review, including a peer group review, a competitive pay assessment, a pay for performance analysis and advice on change-in-control and severance programs;

•	perform a non-employee director compensation review;

•	provide legislative and regulatory updates; and

•	provide assistance as requested in developing, negotiating and drafting senior executive employment contracts.

The Compensation Committee has considered the independence of PM&P in light of Commission rules and NASDAQ listing standards regarding compensation consultants and has concluded that the consultant’s work for the Compensation Committee has not raised any conflict of interest. Additional information regarding the Compensation Committee’s retention and use of its consultants can be found in the CD&A in “Processes and Procedures for Considering and Determining Executive Compensation — Role of Compensation Consultants” as well as other sections of the CD&A.

The Board has determined that each member of the Compensation Committee during 2013 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Compensation Committee met eight times in 2013.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Corporate Governance and Nominating Committee has the specific purpose under its charter to:

•	assist the Board in identifying qualified individuals to become Board members;

•	assist the Board in determining the composition of the Board and its committees;

•	assist the Board in monitoring the process to assess Board effectiveness;

•	assist the Board in developing and implementing the Company’s corporate governance principles; and

•

review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Nominating Committee.

Among other things, our Corporate Governance and Nominating Committee has the specific responsibility under its charter to:

•	oversee the evaluations of the Board and its committees;

•

develop and periodically review criteria for director nominees, which may include without limitation specific skills, experience, other qualifications and diversity, and develop a process for the recommendation of director nominees by the Corporate Governance and Nominating Committee;

•

identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria, including nominees’ qualifications, capability and availability to serve, conflicts of interest and other relevant factors;

•	make recommendations to the Board regarding director retirement age and tenure;

•	make recommendations to the Board regarding the size and composition of the Board;

•	review and make recommendations to the Board regarding committee assignments;

•	retain and terminate any search firm to be used to identify director candidates and approve fees and retention terms of any such search firm;

•	review activities of Directors with the Company or other entities that may diminish such director’s effectiveness or be inconsistent with the criteria established for Board membership;

•	subject to applicable law, consider stockholder nominations, if a stockholder complies with our director nomination procedures described in the bylaws and applicable law;

•	encourage and facilitate Directors’ continuing education;

•

develop policies and procedures for recommendation to the Board related to the succession of the CEO and other key executives, including succession planning, and review such succession planning on at least an annual basis;

•	review and oversee environmental, health and safety and corporate social responsibility related matters;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company and continue to monitor and update such principles; and

•	review the Company’s risk exposure relating to the foregoing functions and provide guidance to the Board regarding its risk oversight responsibilities.

As noted above, the Corporate Governance and Nominating Committee is required to develop and periodically review criteria for director nominees, which may include specific skills, experience, other qualifications and diversity. We have no formal policy on the consideration of diversity in identifying director nominees, but we endeavor to have a board representing diverse experiences and in areas that are relevant to the Company’s global activities. When the Committee considers diversity, it may consider diversity of experience, skills and viewpoints, as well as traditional diversity concepts such as race or gender, as it deems appropriate.

Among other matters, the Corporate Governance and Nominating Committee may consider the following nomination criteria regarding Board membership:

•	the appropriate size of the Board;

•

a nominee’s knowledge, skills and experience, including without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, sales and marketing, corporate governance and compliance and intellectual property;

•	the needs of the Company with respect to particular skills and experience;

•	a nominee’s independence as defined in NASDAQ and Commission rules and regulations;

•	diversity;

•	a nominee’s age and tenure; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.

The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Corporate Governance and Nominating Committee will also consider candidates with appropriate non-business backgrounds. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. See also, “Corporate Governance Principles — Qualifications” for a further discussion about qualifications for our Board members. Other than the foregoing, there are no stated criteria for Director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance and Nominating Committee does believe it appropriate for at least one, and preferably, several members of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Corporate Governance and Nominating Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the willingness of current members of the Board to continue service on the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Corporate Governance and Nominating Committee may engage in research to identify qualified individuals, which may include engaging a professional search firm from time to time. The Company did not retain a professional search firm during fiscal 2013 to recommend Director nominees. However, XCEO, as a third party, from time to time provides information to the Board free of charge to assist in identifying and evaluating potential candidates. Pursuant to its charter, if a shareholder complies with the Director nomination procedures described in the bylaws, the Corporate Governance and Nominating Committee will consider that nomination and will evaluate the stockholder nomination in the same manner as it evaluates other nominees. For a description of the procedure for stockholder nominations, see “Miscellaneous Information — Stockholder Nominations and Proposals” below.

The Board has determined that each member of the Corporate Governance and Nominating Committee during 2013 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ, including Mr. Hester who was a member of the Corporate Governance and Nominating Committee until his death on September 17, 2013. The Corporate Governance and Nominating Committee met five times in 2013.

Executive Committee. The Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com.

Our Executive Committee has the specific purpose under its charter to:

•

exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business affairs of the Company to the extent not expressly prohibited and not separately delegated to other committees of the Company, and subject to applicable restrictions and limitations.

As set forth in its charter, the Executive Committee does not have the power, among other things, to:

•	amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable;

•	appoint or remove the Chairman of the Board, the President or the CEO; or

•

appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law).

The Executive Committee met five times in 2013.

Other Committees. In February 2011, the Company established two additional Board committees: the Integration Oversight Committee and the Science and Technology Committee. The Integration Oversight Committee oversees integration activities for certain designated acquisitions of the Company, including the SANYO Semiconductor transaction, as determined by the committee in its sole discretion. The Science and Technology Committee advises the Board as to the scope, health, direction, quality, investment levels and execution of the Company’s technology strategies. Each of the Integration Oversight Committee and the Science and Technology Committee met four times in 2013.

The Board, from time to time, has deemed it desirable and in the best interest of the Company to form various special committees and independent committees.

Compensation of Directors*

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	Option Awards ($) (3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Atsushi Abe	90,000	174,996	0	0	0	0	264,996
Curtis J. Crawford	90,000	174,996	0	0	0	0	264,996
Bernard L. Han	72,840	174,996	0	0	0	0	247,836
Emmanuel T. Hernandez	90,000	174,996	0	0	0	0	264,996
Phillip D. Hester	56,250	174,996	0	0	0	0	231,246
Keith D. Jackson (4)	0	0	0	0	0	0	0
J. Daniel McCranie	136,254	174,996	0	0	0	0	311,250
Daryl Ostrander	71,073	174,996	0	0	0	0	246,069
Teresa M. Ressel	77,840	174,996	0	0	0	0	252,836

*	This table includes compensation for 2013 for all persons who served as Directors at any time during 2013.

(1)

This column includes annual retainer fees earned for 2013 regardless of when paid. For additional information about compensation paid to Directors see “Compensation of Directors — Discussion of Director Compensation” below. Amounts for Mr. Hester reflect retainer fees earned for his services through the date of his death in September 2013. Compensation for service on Committees is prorated for the number of days served on the Committees in the applicable capacities.

(2)

This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to the awards of fully vested stock made in 2013. The 2013 awards are described below under “Discussion of Director Compensation -- Equity Compensation” and consisted of an annual grant for all Directors except for Mr. Jackson. The grant date fair value is the closing price, $8.49, on the date of grant, June 3, 2013, for stock grant awards to each outside Director. As of December 31, 2013, the Directors (other than Mr. Jackson) did not hold unvested stock awards other than options described in footnote 3 below. With respect to Mr. Jackson, see footnote 4 below.

(3)

No option awards were made to Outside Directors during 2013. With respect to Mr. Jackson, see footnote 4 below. As of December 31, 2013, the following Directors held stock options (vested and non-vested) to purchase common stock in the following amounts: Mr. Abe — 20,000; Mr. Crawford — 7,000; Mr. Han – 20,000; Mr. Hernandez — 14,000; Dr. Ostrander — 20,000; Ms. Ressel – 20,000.

(4)

Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any compensation in connection with his service as a Director.

Discussion of Director Compensation. The Compensation Committee regularly reviews the compensation payable to Outside Directors. See “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” for a description of the authority of the Compensation Committee. In reviewing Board compensation practices, the Compensation Committee is advised by its outside consultants from time to time. In May 2013, PM&P provided the Board with an analysis of outside director compensation, including a review of director compensation of a peer group. Acting on this report and the recommendations therein, in May 2013, the Compensation Committee retained the compensation program for our Directors as described below.

Retainers. Under the Director compensation program in 2013, the annual cash retainers are as follows (no change from 2012):

•	to the Chairman of the Board, $115,000 per year;

•	to Outside Directors, $60,000 per year;

•	to the Chair of the Audit Committee, $25,000 per year;

•	to the non-Chair members of the Audit Committee, $12,500 per year;

•	to the Chair of the Compensation Committee, $15,000 per year;

•	to the non-Chair members of the Compensation Committee, $7,500 per year;

•	to the Chair of the Corporate Governance and Nominating Committee, $10,000 per year;

•	to the non-Chair members of the Corporate Governance and Nominating Committee, $5,000 per year;

•	to the Chair of the Science and Technology Committee, $10,000 per year;

•	to the non-Chair members of the Science and Technology Committee, $5,000 per year;

•	to the Chair of the Integration Oversight Committee, $10,000 per year; and

•	to the non-Chair members of the Integration Oversight Committee, $5,000 per year.

Annual cash retainers are paid quarterly in arrears and will be pro-rated based upon the period of time that a Director has served on the Board or a committee of the Board, as applicable.

Equity Compensation. Under our Director Compensation program, each Outside Director is to receive an annual award of fully-vest stock with a value equal to approximately $175,000, rounded up or down such that only whole shares are issued. The annual grant, based on the closing price of our stock on June 3, 2013 ($8.49), the effective date of the grant, resulted in a grant of 20,612 shares to each Outside Director. The 2013 grants were made under the Amended and Restated Plan. Under our Director Compensation program, should a Director be appointed after the date of the annual grant, the award amount would be prorated based on the period of the year during which the Director serves.

Other. We reimbursed Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.

Majority Voting for Directors

On February 16, 2012, the Board adopted an amendment to our bylaws and Corporate Governance Principles to change the way our Directors are elected. Each Director is now elected by the vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present. However, if, as of the tenth day preceding the date we first mail the notice of such meeting to our stockholders, the number of nominees exceeds the number of Directors to be elected (a “Contested Election”), the Directors shall be elected by the vote of a plurality of the votes cast. A majority of votes cast means that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that Director’s election).

In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent Director must promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee, or such other committee designated by the Board for this purpose, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board must act on the resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within ninety days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a Director’s resignation pursuant to these provisions, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the resulting vacancy may be filled by vote of a majority of the Directors then in office pursuant to Article NINTH, Section 2 of our Amended and Restated Certificate of Incorporation.

Other Board Matters

Board Leadership Structure.   We currently separate the roles of CEO and Chairman of the Board to align the Chairman role with our independent Directors and to further enhance the independence of the Board from management. Our Chairman works closely with our CEO and General Counsel to set the agenda for meetings, facilitate information flow between the Board and management, and to gain the benefit of the CEO’s Company-specific experience, knowledge and expertise.

The Board’s Role in Risk Oversight.   While management is responsible for the day-to-day management of risk, the Board plays an ongoing and active role in the oversight of risk. The Board, both directly and through its committees, carries out its oversight responsibilities by regularly reviewing and discussing with management areas of material risk to the Company, which may include financial risks, legal and regulatory risks, operational risks and strategic risks, along with key risk areas within each of those risk categories. The Board also reviews with management, as appropriate, mitigation measures being taken to address such risks. While the Board has primary responsibility for risk oversight, the Board’s committees support the Board by regularly addressing risks in their respective areas of oversight. Specifically, the Audit Committee charter requires the Audit Committee to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In designing our compensation programs and structuring awards, the Compensation Committee considers the likelihood of undue risk taking and the impact that such compensation decisions may have on the Company’s risk profile. The Corporate Governance and Nominating Committee, Integration Oversight Committee, and the Science and Technology Committee charters also require each committee to review the Company’s risk exposure relating to their respective functions and, in the case of the Corporate Governance and Nominating Committee, to provide guidance to the Board regarding its overall risk oversight responsibilities. The Chairman of the relevant committee then reports on risk discussions to the full Board to the extent appropriate.

As part of its review of the Company’s material areas of risk, the Board has semiannual strategy and planning meetings at which business plans and proposals for the Company and various units or groups within the Company are presented and discussed. Comprehensive risk analysis is a significant part of such planning. At quarterly Board meetings, our business unit heads, and the heads of certain administrative function groups, report to the Board or the appropriate committee regarding status. These reports include risk evaluation and assessment as a matter of course. For example, internal audit presents quarterly reports to the Audit Committee that include analysis of financial and regulatory risk. Specific risks are addressed appropriately as and when they are identified. At least annually, the Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion.

The oversight and management of risk within the Company is an evolving program, requiring continuous assessment. The Board and management now regularly review and communicate with respect to the Company’s risk appetite; and program enhancements have been initiated so that enterprise risks are identified and prioritized systematically across the Company by multiple businesses, units and functions in connection with strategy-setting processes. The CEO reports annually to the Board on the overall risk management program and even more frequently as to the status of ongoing enhancements to the program.

For additional information regarding risk considerations in setting compensation for our Named Executive Officers, see “Compensation Discussion and Analysis — Processes and Procedures for Considering and Determining Executive Compensation — Risk Analysis” below.

Corporate Governance Principles

The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and last amended on August 15, 2013 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:

The Role of Board and Management.   Our business is conducted by our employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.

Functions of the Board.   The Board has at least four regularly scheduled meetings a year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues facing the Company. The Board may choose to schedule additional meetings in accordance with our by-laws. In addition to general oversight of management, the Board, acting through its Directors or members of its committees, also performs specific functions, including, among other things: (i) selection, evaluation and compensation of the CEO and other senior management and overseeing CEO succession planning; (ii) reviewing and monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) assessing major risks facing the Company and reviewing options for their mitigation; (iv) ensuring that processes are in place for maintaining the integrity of the Company, financial statements, compliance with law and ethics, relationships with customers and suppliers, and relationships with other stakeholders; and (v) performing such other functions as are prescribed by law.

Qualifications.   Directors should possess the highest personal and professional ethics, integrity and values, and be committed to serve on the Board for an extended period of time. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experiences, and in areas that are relevant to the Company’s global activities. See “The Board of Directors and Corporate Governance — Committees of the Board — Corporate Governance and Nominating Committee” above, regarding the qualifications we seek in our Directors. The Principles require that Directors shall limit the number of boards of public or private companies (excluding non-profits and subsidiaries) on which they serve to no more than four for Outside Directors and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation and effectiveness on these boards. The number of audit committees on which the members of the Company’s Audit Committee may sit concurrently shall be reviewed annually by the Corporate Governance and Nominating Committee. In addition, after a Director reaches the age of 75, the Board shall not, under any circumstances, nominate such Director for re-election and such Director shall not stand for re-election.

Independence of Directors.   We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant and applicable Commission, NASDAQ and other rules and regulations.

Board Committees.   See “The Board of Directors and Corporate Governance — Committees of the Board” above, for information regarding committees established by the Board.

Self-Evaluation.   The Board will perform an annual self-evaluation, in order to provide its assessment of the effectiveness of the Board. The Corporate Governance and Nominating Committee is charged with overseeing the evaluation of the Board and its committees.

Compensation of the Board.   The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. The Board has delegated responsibility for determining Outside Director compensation to the Compensation Committee pursuant to its charter. In determining compensation and benefits, the Compensation Committee is guided by three goals: (i) compensation should fairly pay Directors for work required in a public company of our size and scope; (ii) compensation should align Directors’ interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity-based awards.

Directors’ and Officers’ Stock Ownership Guidelines.   In order to align Directors’ and officers’ interests and objectives with those of stockholders and further promote the Company’s longstanding commitment to sound corporate governance, the Company has established guidelines for Company stock ownership which were amended on February 16, 2012 and again on August 15, 2013.

Stock Ownership Guidelines for Non-Employee Directors

Holding Requirement

5x the annual retainer fee set for non-chair Directors. The holding requirement is based on: (a) the retainer fees in effect as of, and the average closing price of the Company’s common stock on Nasdaq for the 365-day period prior to, February 16, 2012 for Directors serving on that date and (b) the retainer fees in effect as of, and the average closing price of the Company’s common stock on Nasdaq for the 365-day period prior to, the date of commencement of service on the Board for Directors who are elected or appointed after February 12, 2012. Once established, the guideline will generally not change as a result of changes in the annual retainer fee or fluctuations in the Company’s stock price.

Time Period to Meet Holding Requirement

Within 3 years of February 16, 2012 for Directors serving on that date and within 5 years of the date of commencement of service on the Board for Directors who are elected or appointed after that date.

Qualifying Shares

Stock that qualifies towards satisfaction of these stock ownership guidelines for Directors includes:

•     Shares purchased on the open market;

•     Shares obtained through exercises of stock options granted by the Company;

•     Vested stock units from restricted stock units (whether time-based or performance-based) granted by the Company; and

•     Shares owned jointly with, or separately by, a spouse and/or minor children.

Remedy for Failure to Meet Requirement Within the Applicable Time Period

If a Director fails to attain this stock ownership guideline within the specified transition period, the Chairman of the Board will meet with the relevant Director to formulate an individualized and structured plan to ensure compliance. Notwithstanding the preceding, if the Director continues to fail to comply within the specified time period allotted within the individualized plan, the Director will not be eligible to stand for re-election at the next stockholder meeting at which that Director’s class is up for re-election.

Stock Ownership Guidelines for Senior Officers

Holding Requirement:

For CEO	6x annual base salary

For Executive Vice Presidents	3x annual base salary

For Senior Vice Presidents	1x annual base salary

The holding requirement is based on: (a) the annual base salary of the officer in effect as of, and the average closing price of the Company’s common stock on Nasdaq for the 365-day period prior to, August 15, 2013 for officers serving on that date and (b) the annual base salary in effect as of, and the average closing price of the Company’s common stock on Nasdaq for the 365-day period prior to, the date of hire or promotion for officers who become subject to the guidelines or a higher level within the guidelines after August 15, 2013. Once established, the guideline will generally not change as a result of changes in the annual base salary or fluctuations in the Company’s stock price.

Time Period to Meet Holding Requirement

Officers subject to the requirements as of August 15, 2013:

CEO	1 year from August 15, 2013

Executive Vice Presidents	5 years from August 15, 2013

Senior Vice Presidents

3 years from August 15, 2013 if such officers were also subject to the ownership guidelines as of February 16, 2012 and 4 years from August 15, 2013 if such officers were not also subject to the ownership guidelines as of February 16, 2012.

Officers who became subject to the guidelines after August 15, 2013 (including any new CEO) and officers who are promoted to a position with a different ownership requirement.	5 years of the date of hire or promotion.

Qualifying Shares

Stock that qualifies towards satisfaction of these stock ownership guidelines for officers includes:

•     Shares purchased on the open market;

•     Shares obtained through exercises of stock options granted by the Company;

•     Vested stock units from restricted stock units (whether time-based or performance-based) granted by the Company; Shares obtained through the 2000 Employee Stock Purchase Plan (“ESPP”); and

•     Shares owned jointly with, or separately by, a spouse and/or minor children.

Remedy for Failure to Meet Requirement in Applicable Time Period

If an officer fails to meet these stock ownership guidelines within the specified transition period, the CEO will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance.

The Board may, from time to time, with the assistance of the Corporate Governance and Nominating Committee, reevaluate and revise persons’ guidelines to give effect to material changes in the Company’s common stock price or capitalization. These guidelines may be waived for Directors and officers, at the discretion of the Corporate Governance and Nominating Committee, if compliance would create severe hardship or for other good reasons. It is expected that these instances will be rare.

Other Matters.   The Principles include a discussion of Board size and selection, the determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, access to senior management and independent advisors, and other matters typical of boards of directors of other publicly traded semiconductor or peer companies.

Code of Business Conduct

We have adopted a broad Code of Business Conduct (“Code of Conduct”) for all of our Directors, officers and employees that we believe satisfies the standards promulgated by the Commission and NASDAQ. The Code of Conduct is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Investor Relations Department, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008, call our Investor Relations at (602) 244-3437, or email your request to investor@onsemi.com.

Compliance and Ethics Program

We have a Compliance and Ethics Program designed to prevent and detect violations of the Code of Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline (subject to local legal requirements), telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico or 00531-11-4799, 0066-33-801240, or 0034-800-900112 if you are calling from Japan (depending on the service provider), or, if you are outside of these areas, calling (i) AT&T country access code + (800) 243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code + # #(800) 243-0186 if you are dialing from a digital telephone; (2) visiting the Ethics Hotline website at https://onsemi.alertline.com; (3) calling our Chief Compliance and Ethics Officer at (602) 244-5226; (4) mailing a note to the ON Semiconductor Chief Compliance and Ethics Officer at ON Semiconductor Law Department, M/D-A700, 5005 E. McDowell Road, Phoenix, Arizona 85008; or (5) emailing a note to our Chief Compliance and Ethics Officer at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this CD&A is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure that is contained in this proxy statement with respect to the compensation of our Named Executive Officers. Based on Commission rules, our Named Executive Officers consist of (i) all persons serving as our principal executive officer or as principal financial officer during 2013; (ii) the three most highly paid executive officers, other than the principal executive officer and the principal financial officer, who were serving as executive officers at the end of 2013; and (iii) up to two additional individuals who would have been included under the above principles except that the individual was not serving as an executive officer at the end of 2013 (“Named Executive Officers”). For 2013, our Named Executive Officers were:

•	Keith D. Jackson, President and CEO

•	Bernard Gutmann, Executive Vice President, Chief Financial Officer and Treasurer

•	George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Corporate Secretary

•	Robert A. Klosterboer, Senior Vice President and General Manager, Application Products Group

•	Mamoon Rashid, Senior Vice President and General Manager, System Solutions Group

Executive Summary

2013 Financial Highlights.   In 2013, we continued to deal with the challenges of operating a global semiconductor business in a weakened economy. Our System Solutions Group (formerly known as the SANYO Semiconductor Products Group) continued to be affected by a weakened demand environment associated with a further softening of the Japanese consumer market and a weakened Yen. Highlights of 2013 include:

•	Total revenues of approximately $2,782.7 million

•	Gross margin of approximately 33.7%

•	Net income of $0.33 per diluted share

•	Cash, cash equivalents and short-term investments of $625.7 million

•	Retired $72.6 million of our 2.625% Convertible Senior Subordinated Notes due 2026 and $73.4 million of our 1.875% Convertible Senior Subordinated Notes due 2025.

•	Extended our senior revolving credit facility through October 2018 and increased the borrowing capacity pursuant to the senior revolving credit facility to $800 million.

•	Completed the repurchase of approximately 13.9 million shares of common stock under our previously announced share repurchase program

2013 Compensation Actions.   We undertook the following general actions in 2013 relating to compensation for our Named Executive Officers:

•	We granted certain increases in base salary that were effective in July 2013.

•

We revised the design of our cash incentive bonus program and reverted to a more traditional semi-annual program with goals based on adjusted non-GAAP earnings per share (“Adjusted EPS”) and revenue growth.

•

We again evaluated the form for delivery of our annual long-term equity awards based on market practice, our historic grant practices, and the level of retention our prior awards provided, and determined to increase the emphasis on time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PBRSUs”), and eliminate stock option awards in 2013.

•	The rigor of our pay-for-performance design was demonstrated by the results of our incentive programs.

o	Actual Adjusted EPS for the first half of 2013 was below the threshold level and thus, no bonus payout was earned for our semi-annual cash incentive bonus program during the first half of 2013.

o

For the second half of 2013, the Company achieved an Adjusted EPS of approximately $0.33 and revenue growth of approximately 2.0%, resulting in a target bonus payout level of 31.4% under our semi-annual cash incentive bonus program.

o

Actual adjusted non-GAAP EBITDA for fiscal year 2013 was below target level and thus, only 64% of the targeted number of PBRSUs granted to our Named Executive Officers other than Mr. Rashid may vest over the three year award period.

o

Actual adjusted System Solutions Group non-GAAP EBIT for fiscal year 2013 was below threshold level and System Solutions Group revenue was below target and thus, only 7% of the targeted number of PBRSUs granted to Mr. Rashid may vest over the three year award period.

Highlights of our compensation practices and policies for 2013 Named Executive Officer compensation include:

•	Our executive officers have stock ownership requirements that are designed to align their interests with those of our stockholders.

•	Our long-term equity incentives vest over periods of three to four years to ensure that our executives maintain a long-term view of stockholder value.

•	Our compensation policies and practices are designed so that they do not pose a material risk to us.

•	We provide only limited perquisites to our executives.

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock or to engage in speculative transactions with respect to our stock.

•

We do not allow our executives to pledge or margin our stock, although transactions in effect as of September 2012 are grandfathered. Grandfathered transactions cannot be renewed or extended beyond their then current termination dates or expanded to cover additional Company securities.

•	Our change in control agreements do not contain single triggers or excessive benefits. There are no excise tax provisions in the employment agreements for our Named Executive Officers.

•	There are no tax gross-ups on any perquisites other than standard relocation benefits that are available to all employees.

•

The Company has followed a responsible approach to equity-based compensation in the past. The Company’s three-year adjusted average annual burn rate, as of December 31, 2013, is 2.94%. This is well below the ISS Corporate Services’ applicable burn rate cap of 6.72% for our industry. Further, the Company’s three-year unadjusted average annual burn rate, as of December 31, 2013, is 1.61%.

Stockholder Approval of our Compensation Decisions.   At the 2013 annual meeting of stockholders, the Company’s stockholders approved the advisory (non-binding) vote on executive compensation by approximately 98% of the votes cast. The Compensation Committee considers this vote a validation of its approach to executive compensation and generally has continued its compensation processes and philosophy in making 2013 executive compensation decisions.

CEO Realizable Pay versus Pay Opportunity

A key component of our compensation philosophy is the link between compensation and both overall business results and individual performance. We strive to clearly communicate this alignment in our annual proxy reports, and determined that looking at realizable pay versus pay opportunity can illustrate this point more effectively when compared against stockholder value creation.

Many of the disclosures required in this report concerning CEO compensation discuss pay elements that may be earned by the CEO. Realizable pay, on the other hand, more closely considers actual earnings based on performance. For this purpose, we use the following definitions:

•

Pay opportunity represents the sum of salary; target cash bonus opportunity for each fiscal year; the grant date fair value of stock options granted in the fiscal year; the grant date fair value of RSUs and/or PBRSUs granted in the fiscal year; and all other compensation paid to or on behalf of the CEO.

•

Realizable pay represents the sum of salary; actual cash bonus paid for each fiscal year; the “in the money” value of any stock options granted in the fiscal year (as of the prior fiscal year end); the current market value (as of fiscal year end) of RSUs and unvested and outstanding PBRSUs, and any PBRSUs earned in the fiscal year; and all other compensation paid to or on behalf of the CEO.

The chart below indicates Mr. Jackson’s realizable pay compared to his pay opportunity and the corresponding year end stock price. In evaluating this information, you should consider that there is an inherent lag in any attempt to align pay and performance due to the fact that pay decisions for any year are based upon metrics and performance data from prior years. Mr. Jackson’s realizable pay is well below his pay opportunity as would be expected given the performance of the stock over the relevant period, which serves to help align his realizable compensation with stockholder interests.

CEO Realizable Pay for Performance Relative to Peer Group

In the course of reviewing our overall executive compensation program for 2013, PM&P reviewed the relationship between realizable total direct compensation (“TDC”) and our performance for the three fiscal years ended December 31, 2012. This time period was selected because it was most closely aligned with the compensation information available for our peer group companies over the corresponding period. For a discussion of our peer group companies, see “Processes and Procedures for Considering and Determining Executive Compensation – Use of Market Data” below in this CD&A.

This review was conducted to understand the degree of alignment between realizable TDC delivered to the CEO during the period and our performance relative to our peer group. For purposes of this review, Company performance is defined as total shareholder return (“TSR”). Realizable TDC is defined as the sum of:

•	Actual base salaries paid over the three-year period;

•	Actual short-term incentives (bonuses) paid over the three-year period;

•	“In-the-money” value as of December 31, 2012 of any stock options granted over the three-year period;

•	The value as of December 31, 2012 of any restricted shares or RSUs granted over the three-year period; and

•	Payouts of cash-based long-term incentive plans and the value as of December 31, 2012 of any PBRSUs earned over the three-year period.

The chart below illustrates the percentile ranking of our 3-year TSR and the CEO’s realizable TDC. As the chart indicates, during the three-year period our TSR performance was below the median of our peer group, as was the CEO’s realizable TDC. The CEO’s realizable TDC was within an “alignment corridor” representing a strong correlation between compensation and performance. The Compensation Committee believes this demonstrates an appropriate alignment between our compensation program outcomes and Company performance.

Compensation Philosophy and Guiding Principles

Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness. The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:

Market or Peer Company Comparison.   Our Compensation Committee, with the assistance of independent consultants, analyzes market compensation data in the design and implementation of our compensation programs. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, we target the market median (50th percentile) for compensation and above the median for exceptional performance, although we may also deviate from the market median due to other factors. The Company considers other semiconductor and high-technology companies as its market and generally utilizes survey or peer company data in these sectors to analyze the competitiveness of compensation design.

Pay for Performance.   A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.

Alignment with Stockholder Interests.   In general, achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and long-term incentives. We believe that basing a component of compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, the use of stock incentives further aligns executives’ interests with those of our stockholders.

Retention.   Our compensation program is designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with retentive features. For instance, we enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. In addition, our stock-based awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives. In making compensation design decisions, the Compensation Committee has considered that two of our most senior executive officers left the Company in the fourth quarter of 2012.

Purpose of Compensation

We design our compensation programs to reward performance, both individual and corporate, with the goal of delivering a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits. Taking into account salary and short and long-term incentives, but exclusive of other benefits described in the Summary Compensation Table below in this proxy statement, approximately 88% of our CEO’s target compensation is determined based on the achievement of the Company’s performance, and on average, approximately 83% of our other Named Executive Officers’ compensation is also based on the Company’s performance.

STI: Short-term incentive

LTI: Long-term incentive

Annual incentives in our compensation program are cash-based. Annual incentives are intended to promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Long-term incentives in our compensation program are stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our stockholders and assists the officer in complying with our stock ownership guidelines. For a description of our stock ownership guidelines, see “Other Matters Relating to Executive Compensation – Stock Ownership Guidelines for Officers” below in this CD&A.

While our emphasis in determining the total reward package for each Named Executive Officer is on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to enable us to attract and retain talented executives. We consider peer group and market practices in determining the appropriate level of non-performance related elements, such as benefits and perquisites, that is consistent with our performance objectives and peer group practices.

Processes and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our Compensation Committee is primarily responsible for monitoring, annually reviewing, and approving the goals and objectives relevant to our compensation programs for our Named Executive Officers, including the CEO, and for establishing compensation for these officers.

Role of Compensation Consultants.   In determining compensation, the Compensation Committee considers information and advice provided by its independent consultants. In May of 2012, following an evaluation by the Compensation Committee, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“PM&P”) as its consultant. The Committee felt that PM&P had the necessary skills, knowledge, expertise and experience, including experience with technology companies, as well as the resources available to provide a comprehensive approach to executive and director compensation planning, strategy and governance. Pursuant to its contract, PM&P was engaged to provide advice related to executive and non-employee director compensation as requested, including to provide an analysis of executive compensation compared to peer company practice and data.

During 2012, PM&P conducted an executive compensation study covering 14 executives and made recommendations regarding changes to compensation design for the 2013 program. At the request of the Compensation Committee, from time to time in 2013, PM&P also participated in Compensation Committee meetings, made proposals for compensation adjustments, advised and provided comparator group data on compensation for newly appointed officers, provided other back-up information and analysis of compensation matters, and discussed the same with the Compensation Committee.

If requested, the Compensation Committee consultant may also assist in preparing agendas for Compensation Committee meetings and provide input on management materials and recommendations in advance of Compensation Committee meetings to identify and resolve or minimize differences in advance of such meetings. While the Compensation Committee considers the advice and recommendations of its independent consultants, ultimately, the Compensation Committee’s decisions about executive compensation programs, including the specific amounts paid to executive officers, are its own.

Role of Senior Management in Determining Executive Compensation.   The Compensation Committee made all compensation decisions related to our Named Executive Officer compensation in 2013. However, our CEO and other senior officers regularly provide information and recommendations to the Compensation Committee on the performance of the executive officers, the design, structure and components of our compensation programs and of specific grants, appropriate levels of compensation, including equity grants, and the targets for corporate and business-unit performance or other goals for our incentive programs and stock-based awards. The senior officers also assist the Compensation Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the Compensation Committee from time to time. The senior officers also provide information to the compensation consultants, as appropriate, at the request of the Compensation Committee or such consultants, and work with such consultants to develop relevant information and proposals for executive compensation planning and implementation. Pursuant to our Corporate Governance Principles, the CEO works with the Chairman of the Board or committee chairs, as appropriate, to determine the nature and extent of information that is provided to the directors before each Board or committee meeting. With respect to the compensation of the CEO, the independent consultant works directly with the Compensation Committee. The Compensation Committee does not seek, nor does management provide, recommendations from or decisions by management concerning the level of CEO compensation.

Use of Market Data.   In general, the Compensation Committee targets the market median based on peer group or other survey data for total compensation of our executive officers, recognizing that critical skill sets, above median performance, retention concerns, or other considerations may justify pay levels above or below the median. The Committee also considers comparison data, among other things, in determining the individual elements of our compensation programs and how to allocate between cash and non-cash compensation and between short-term and long-term incentive compensation. Although the peer company or other survey data is a starting point and a significant factor in the Compensation Committee’s compensation determinations, it is not the only factor. See “Other Factors” below in this CD&A.

In setting 2013 compensation for our Named Executive Officers, the Compensation Committee used data provided in the PM&P report to assist in structuring the compensation packages. From time to time, we also use compensation survey data specific to the semiconductor industry obtained from third-party survey companies (e.g., AON/Radford) and not prepared specifically for us.

In 2012, after considering the recommendation of PM&P, the Compensation Committee approved changes to the peer group based on peer criteria including:

•	revenue between $1.5 billion to $7 billion, which is approximately 0.5 to 2 times the Company’s trailing twelve month revenue of $3.3 billion as of March 31, 2012;

•	market capitalization between $1 billion and 9 billion, which is approximately 0.33 to 3 times the Company’s market capitalization of $3.1 billion as of May 31, 2012; and

•	direct competitors of the Company.

Based on these criteria, it was determined that the peer group would consist of Advanced Micro Devices, Inc., Altera Corporation, Analog Devices, Inc., Atmel Corporation, Fairchild Semiconductor International, Inc., Freescale Semiconductor, Ltd., LSI Corporation, Marvell Technology Group Ltd., Maxim Integrated Products, Inc., NVIDIA Corporation, SanDisk Corporation, Skyworks Solutions Inc., Vishay Intertechnology, Inc., and Xilinx, Inc.

Information provided by PM&P comparing certain Company information to the 25th percentile, 50th percentile, 75th percentile and average of the peer group follows:

Company	Revenue ($000) (1)	Market Capitalization ($000) (2)	Enterprise Value ($000)(3)

Peer Group 25th Percentile	$1,983	$3,276	$3,149

Peer Group 50th Percentile	$2,431	$6,077	$4,603

Peer Group 75th Percentile	$3,817	$7,899	$7,121

Peer Group Average	$3,039	$5,859	$4,839

ON Semiconductor	$3,316	$3,061	$3,365

(1) Reflects trailing twelve months as of March 31, 2012.

(2) As of May 31, 2012.

(3) As of March 31, 2012

In evaluating the competiveness of compensation, the PM&P report compared senior executives to their functional matches (e.g., CFO is compared to comparator company CFOs). The report included information on each executive’s competitive position for base salary, total cash at target (base pay and target bonus under the annual incentive program), actual annual cash, equity grants and total direct compensation at target and actual (base pay, bonus and equity grant value). In determining market data, PM&P utilized proxy data for the peer group, as well as data from four compensation surveys – the 2012 Radford Executive Survey, the 2012 CHIPs Technology Survey, the 2011 PM&P On-Point General Manager Global Survey and the 2012 Equilar Top 25 Compensation Survey. These surveys, which are primarily reflective of companies in technology and general industry segments, are widely used and were not prepared specifically for the ON Semiconductor compensation analysis.

Among other things, the PM&P report summarized the following with respect to 2012 annual cash compensation for the specified officers (negative amounts mean that compensation is below the competitive median and positive amounts reflect that compensation is above the competitive median). Data was aged 3.0% per year to January 1, 2013. The PM&P report did not include Mamoon Rashid, who was not a Senior Vice President during the comparison period. Mr. Rashid became an executive officer of the Company in January 2013.

Officer	Salary (Variance from Competitive Median)	Total Target Cash (Variance from Competitive Median) (1)	Total Actual Cash (Variance from Competitive Median) (2)
Keith D. Jackson	-3.0%	2.0%	-44.0%
Bernard Gutmann	-19.0%	-20.0%	NA
George H. Cave	-10.0%	-9.0%	-33.0%
Robert A. Klosterboer	-12.0%	-16.0%	-46.0%

(1)	Total target cash consists of 2012 base salary plus target 2012 bonus.

(2)	Total actual cash consists of 2012 salary and actual 2011 bonus paid. Actual total cash compensation is below market primarily because 2H 2011 bonus was not earned.

The PM&P report also summarized the following with respect to long-term incentive and total target and actual direct compensation for the specified officers (negative amounts mean that compensation is below the competitive median and positive amounts reflect that compensation is above the competitive median).

Officer	LTI Grant Value (Variance from Competitive Median)	Total Direct Compensation at Target (Variance from Competitive Median) (1)	Total Actual Direct Compensation (Variance from Competitive Median (2)
Keith D. Jackson	66.0%	42.0%	27%
Bernard Gutmann	-12.0%	-15.0%	NA
George H. Cave	14.0%	6.0%	-6%
Robert A. Klosterboer	1.0%	-4.0%	-25%

(1)

Total direct compensation at target consists of 2012 base salary, target 2012 annual bonus, and the grant date fair value of long-term incentive. Peer company long-term incentive awards reflect the three-year average grant value of awards.

(2)	Total actual direct compensation consists of base salary, annual incentive and the grant date fair value of long-term incentive.

The PM&P report discussed the retention value of the Company’s compensation programs and certain actions that could increase such retention value, including revising the long-term incentive award grants to include more time-based rather than performance-based awards. In 2012, Keith Jackson received a larger than median grant to maintain retention value and recognize personal performance due to his election to forego an annual long-term incentive grant in 2010.

Other Factors.   In addition to the market data provided by the independent consultant, the Compensation Committee also assesses other factors when making compensation decisions. This includes factors such as the executive’s individual responsibilities, skills, expertise and value added through performance, as well as prior award accumulation. The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the Compensation Committee’s annual determinations with respect to salary, target bonus adjustments and long term incentive awards. Our CEO presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement and development plans and potential for additional responsibility. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, including revenue growth, earnings growth, and earnings per share.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering awards and other adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then-outstanding equity grants. In 2013, at the Compensation Committee’s request, management also provided the Compensation Committee with information concerning expectations regarding the vesting of outstanding long-term incentive awards and the potential value of these awards to the executive. The Compensation Committee uses this data to evaluate whether the officer’s compensation, existing incentive opportunities from prior awards and wealth accumulation from prior awards reflects Company operating performance and stockholder value, as well as the particular officer’s performance, the extent to which they continue to motivate the officer, and whether adjustments are required to the program or an individual officer’s compensation. The Compensation Committee will also consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing us at the time.

The Compensation Committee also considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us. The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to the annual or semi-annual incentive plans, and a certain level of perquisites. However, the employment agreements also provide for periodic review by the Board or Compensation Committee of the officer’s salary and target percentage for the annual incentive plans. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee or the Board after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer. In each case, the initial level of salary and target percentage provided for in the employment agreements of the Named Executive Officers was less than or equal to the current salary and target percentage of the Named Executive Officers. Therefore, contractual commitments did not play a significant role in compensation decisions for 2013.

When considering equity awards to our officers, including the Named Executive Officers, the Compensation Committee considers our equity availability and usage, the potential voting power dilution to our stockholders (“overhang”), and the projected impact on our earnings for the relevant years. The Company believes that its share usage and potential dilution have generally been conservative compared to peer group levels.

While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. As previously discussed, we generally target the compensation levels among our executives to be competitive with the market. As compensation is competitively determined, the Compensation Committee believes that the differentiation between the pay of Mr. Jackson, our CEO, and the other Named Executive Officers is appropriate.

Risk Analysis.   The Compensation Committee considers the potential for unacceptable risk taking in its compensation design. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•	We have an appropriate mix of pay elements, with compensation not overly weighted toward short-term incentives.

•	Base salaries are intended to constitute a sufficient component of total compensation to discourage undue risk taking in the meeting of incentive goals.

•	Performance-based pay opportunities are designed with goals that are intended to result in long-term value to the stockholders.

•	Earnings goals and opportunity in our performance-based incentive programs are at levels intended to be attainable without the need to take inappropriate risks.

•	Bonus and incentive opportunities are capped so that the upside potential is not so large as to encourage detrimental risk taking.

•

Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.

•

Assuming achievement of at least a minimum level of performance, payouts under certain of our performance-based plans generally result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Different performance metrics in different programs and awards provide balance and lessens the opportunity to take undue risk in meeting a single goal.

•

The stock components inherent in our long-term incentive program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term preservation and appreciation of stockholder value.

•	The Compensation Committee considers information from comparator companies in compensation design, thereby avoiding unusually high pay opportunities relative to the Company’s peers.

•

To retain our executives, the Company maintains severance programs with reasonable terms (two years of salary for the CEO and one year for other executives) and a double trigger change of control provision.

Elements of our Compensation Program

Our compensation programs are designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The compensation program for each of our executives includes:

•	base salary;

•	annual cash incentive awards tied to specific, quantifiable and objective corporate performance measures;

•	annual equity awards, based on corporate and individual performance;

•	severance and change of control agreements;

•	limited perquisites; and

•	other benefit plans and programs.

While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.

Base Salary.   The Compensation Committee approved base salary increases effective July 16, 2013 as set forth below:

Officer	2012 Base Salary	2013 Base Salary	% Increase
Keith D. Jackson	$837,900	$863,037	3.0%
Bernard Gutmann	$396,000	$403,920	2.0%
George H. Cave	$377,011	$403,402	7.0%
Robert A. Klosterboer	$326,523	$359,175	10.0%
Mamoon Rashid(1)	$286,178	$330,000	0.0%

(1)	In January 2013, Mr. Rashid was promoted to Senior Vice President and General Manager, System Solutions Group, and his salary was increased to $330,000 at that time.

In making determinations regarding these salary increases, the Compensation Committee considered information from and the analysis of its consultant, PM&P, where available. Differences in salary among officers are based on market median data and other factors as described above in this CD&A.

The Compensation Committee also considered that following the adjustments, base salary for the Named Executive Officers would vary from the market median in the following amounts: Mr. Jackson: 0.0%; Mr. Gutmann: -17.0%; Mr. Cave: -4.0%; Mr. Klosterboer: -4.0%; and Mr. Rashid: -13.0%.

The change in total cash compensation opportunity takes into account the increase in bonus opportunities of certain officers, as described below under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.”

Semi-Annual Cash Incentive Programs.   In prior years, we established a semi-annual cash incentive program due to the highly cyclical nature of the industry. In 2012, due to economic challenges facing the Company at the time, the Compensation Committee utilized a special annual program with targets based on 2012 revenue and fourth quarter 2012 exiting velocity cost savings, after achievement of a minimum non-GAAP earnings per share. In August 2012, the Committee cancelled the 2012 bonus program and there was no payment under the program for 2012.

In February of 2013, the Compensation Committee reverted to a more historical design for our bonus program. The 2013 program included the following parameters:

•	The 2013 program was a semi-annual plan providing for award opportunities based on first half 2013 and second half 2013 results.

•

Award opportunity for the program was based on two performance metrics that the Compensation Committee believed are easy for our various constituencies to understand and closely relate to and approximate return to stockholders:

¡	Adjusted EPS, weighted 80%; and

¡	revenue growth, weighted 20%.

•	Any acquisitions in 2013 would be excluded from Adjusted EPS and revenue growth.

•	The plan had various features that protected against unexpected outcomes.

¡	Although a bonus could be paid on each metric, there would be no payout unless a threshold Adjusted EPS was achieved.

¡	The program capped the bonus at 200% attainment factor and capped the amount that could be paid above target at 11% of our non-GAAP net income.

•

Each executive participating in the program was granted an award opportunity based on a threshold (0%), target (100%), and stretch (200%) amount of eligible target bonus, based on earned base salary compensation paid during the bonus period.

•	The potential payment for the bonus period was based on eligible compensation for the period times the executive’s target bonus percentage times the attainment factor for the program.

Adjusted EPS will generally be consistent with the calculation contained in our earnings releases, which also contain a reconciliation of such measures to their most directly comparable GAAP measures. Except in limited circumstances, for purposes of the bonus program for our Named Executive Officers, Adjusted EPS will exclude the following items: restructuring, asset impairments and other, net; goodwill and intangible asset impairment; actuarial gains or losses on pension plans and other pension benefits; acquisition related costs; gain or loss on acquisitions; gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.; expensing of inventory fair market value step up; amortization of acquisition related intangible assets; non-cash interest expense; adjustment to reflect cash taxes; and extraordinary items.

The Compensation Committee believed that Adjusted EPS should be used as a measure for the bonus plan rather than EPS to prevent payments under the plan from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. For example, an executive should not be deterred in taking necessary actions, such as restructuring or plant closures, due to the potential impact on his compensation, nor should he be influenced by incentive compensation to take actions that may result in one-time benefits to the Company. The Compensation Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate believing that the adjusted numbers are a better indicator of current actual Company operating performance.

At its meeting on February 19, 2013, the Compensation Committee considered the award opportunity for each of the Named Executive Officers. The following table sets forth the award opportunity, expressed as a percentage of base salary, for 2012 and 2013 for each such Named Executive Officer.

Officer	2012 Target % of Base Salary	2013 Target % of Base Salary
Keith D. Jackson	150%	150%
Bernard Gutmann	80%	80%
George H. Cave	70%	70%
Robert A. Klosterboer	60%	65%
Mamoon Rashid(1)	40%	60%

(1)	In January 2013, Mr. Rashid was promoted to Senior Vice President and General Manager, System Solutions Group, and his target % was increased to 60% at that time.

In making determinations regarding these bonus opportunity levels, the Compensation Committee considered, among other factors, information from PM&P and management.

Cash Incentive Awards for the First Half of 2013. On February 6, 2013, the Compensation Committee determined specific bonus plan parameters for our semi-annual cash incentive program for the first half of 2013 (“1H Bonus Program”). Consistent with past practice and as provided in the Amended and Restated Plan, the Compensation Committee has discretion with respect to the amount and payment of actual bonuses, including the right to pay such lesser amount as it determines.

As structured, cash bonuses under the 1H Bonus Program were to be paid only if the Company first achieved a minimum Adjusted EPS of $0.30 in the first half of 2013. Thereafter, actual bonuses under the 1H Bonus Program were to be based on achievement related to Adjusted EPS and revenue growth. Payouts were to be adjusted on a linear basis from the 0% payout level to the 100% payout level and from the 100% payout level to the 200% payout level as follows:

	0% Payout	100% Payout	200% Payout
Adjusted EPS (weight 80%)	$0.30	$0.37	$0.45
Revenue Growth (weight 20%)	-6%	-3%	1%

As a general rule, amounts were set after considering potential impact on TSR. However, the Compensation Committee believes that focusing the executive on business performance within his control is a more effective motivational and retention tool than using stock price performance alone. For the 1H Bonus Program, the targets were set such that projected TSR would be approximately 8% at the 100% payout level target and 31% at the 200% payout level, based on an assumed price-to-earnings ratio of 10 and other information available at the time the targets were set. In addition, the targets were set such that target performance was above budgeted performance for the 1H Bonus Program.

Actual Adjusted EPS for the first half of 2013 was below the threshold level and thus, no bonus payout was earned for the 1H Bonus Program.

Cash Incentive Awards for the Second Half of 2013. On August 14, 2013, the Compensation Committee determined specific bonus plan parameters for the Corporation’s semi-annual cash incentive program for the second half of 2013 (“2H Bonus Program”). The 2H Bonus Program was substantially similar to the 1H Bonus Program except as described below.

As structured, cash bonuses under the 2H Bonus Program were to be paid only if the Company first achieved a minimum Adjusted EPS of $0.30 in the second half of 2013. The targets were set consistent with the methodology described with respect to the 1H Bonus Program. The 2H Bonus Program targets were the following:

	0% Payout	100% Payout	200% Payout
Adjusted EPS (weight 80%)	$0.30	$0.42	$0.54
Revenue Growth (weight 20%)	0%	4.3%	10.0%

For the 2H Bonus Program, the targets were set such that projected TSR would be approximately 23% at the 100% payout level and 58% at the 200% payout level, based on an assumed price-to-earnings ratio of 10 and other information available at the time the targets were set. In addition, the targets were set such that target performance was equal to or higher than budgeted performance.

For the second half of 2013, the Company achieved an Adjusted EPS of approximately $0.33 and revenue growth of approximately 2.0%, resulting in a 31.4% bonus payout level and a bonus paid to each of the Named Executive Officers as follows:

Officer	2H13 Bonus Program Payout
Keith D. Jackson	$202,334
Bernard Gutmann	$50,579
George H. Cave	$43,888
Robert A. Klosterboer	$36,141
Mamoon Rashid	$31,086

We disclose the cash incentive awards for 2013 for the Named Executive Officers in the Summary Compensation Table and the Grant of Plan-Based Awards in 2013 table in this proxy statement.

Long-Term Incentives. Long-term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner.

In 2012, the Compensation Committee determined that the appropriate incentives for the Named Executive Officers would consist of one-third PBRSUs, one-third time-based RSUs and one-third options.

In February 2013, after considering the retention issues raised by PM&P and studies of market practice, as well as the Committee’s views on the relative benefits of the equity programs considered, the Compensation Committee made annual long-term incentive awards to each Named Executive Officer consisting of one-half PBRSUs and one-half RSUs. The intention of the change was to increase the retention aspects of the program, more closely tie executive compensation to Company performance, and provide additional opportunity to earn shares to the extent our financial performance met specified levels of performance. The Compensation Committee granted awards to our Named Executive Officers pursuant to the Amended and Restated Plan.

The 2013 RSUs are time-based and will vest annually in three equal amounts on each anniversary of the grant date. Except for the award to Mr. Rashid, the 2013 PBRSUs have both a performance and time-based component as follows:

•	The 2013 PBRSUs vest in equal amounts (tranches) for years 1, 2 and 3, subject to attainment of the threshold performance metric.

•

They have a one year performance measure for 2013 based on consolidated adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for fiscal 2013. The Adjusted EBITDA threshold was $440 million (required for vesting to begin) and target Adjusted EBITDA was $515 million (resulting in 100% vesting of the performance-based amount), with linear interpolation from threshold to target.

•

If the 2013 performance measure achieved above the threshold level, year 2 and 3 amounts (equal to the vested amount in year 1) would then vest based solely on the passage of time on each anniversary of the grant date.

•	If the 2013 performance measure was not achieved, the entire award would have been cancelled.

•	The grant award date was March 25, 2013 (an exception to the Company’s Equity Award Grant Date Policy described below).

As in 2012, the Compensation Committee chose Adjusted EBITDA as the basis for the 2013 PBRSU awards to the Named Executive Officers other than Mr. Rashid. As a risk mitigation tool, the Compensation Committee chose a performance measure for 2013 that is different from the measure used for the semi-annual incentive plan, believing it advisable to have multiple measures applicable to different award opportunities. The Compensation Committee believes that EBITDA is particularly relevant in our industry and in the challenging economic environment in which we operate and that it drives stockholder value. In addition, the Company considers Adjusted EBITDA to be an important tool in measuring the liquidity of the Company.

Except in limited circumstances, Adjusted EBITDA for purposes of the 2013 equity awards will exclude: restructuring, asset impairments and other, net; goodwill and intangible asset impairment; any non-cash System Solutions Group integration related asset write-downs and impairments; interest expense and interest income; income tax provision; net income attributable to non-controlling interests; depreciation and amortization; actuarial gains or losses on pension plans and other pension benefits; gain or loss on acquisitions; gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.; expensing of inventory fair market value step up; extraordinary items; and unusual/non-recurring material items.

The Compensation Committee believes that the adjustments to EBITDA are appropriate to avoid the impact (positive or negative) on achievement of the vesting parameters as a result of extraordinary or unusual items or non-cash items.

Generally, it is intended that the calculation of Adjusted EBITDA will be consistent with the calculation of adjusted non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP measure. However, the adjustments in the earnings releases will not include non-cash System Solutions Group integration related asset write-downs and impairments. In drafting the goals for 2013, the Compensation Committee anticipated that there may be such write-downs and impairments in 2013 that were not reasonably influenced by management and thus, believed that this was an appropriate adjustment for the 2013 PBRSUs.

The 2013 PBRSU awards granted to Mr. Rashid have the same terms as the awards granted to the other Named Executive Officers except as follows. For Mr. Rashid, the Compensation Committee believed that performance metrics tied to the performance of the System Solutions Group were appropriate and, as a result, the performance metrics for Mr. Rashid for 2013 were based on System Solutions Group revenue, weighted 50%, and adjusted non-GAAP earnings before interest and taxes (“Adjusted EBIT”), weighted 50%, as calculated from the operational profit and loss for the System Solutions Group. System Solutions Group revenue will be adjusted for Yen fluctuations using a Yen to dollar exchange rate of 87 to 1. Threshold and target amounts for Mr. Rashid’s award of PBRSUs were as follows (with linear interpolation from threshold to target):

	System Solutions Group Revenue Target	System Solutions Group EBIT Target	% of Grant to Vest
Threshold	$640 million	$-38 million	0%
Target	$700 million	$-18 million	100%

Adjusted EBIT for purposes of Mr. Rashid’s 2013 equity award will exclude: restructuring, asset impairments and other, net; goodwill and intangible asset impairment; interest expense and interest income; income tax provision; net income attributable to non-controlling interests; actuarial gains or losses on pension plans and other pension benefits; gain or loss on acquisitions; expensing of inventory fair market value step up; any non-cash System Solutions Group integration related asset write-downs and impairments; amounts included in other income and expense on the System Solutions Group operational profit and loss statements; and unusual/non-recurring material items.

The Compensation Committee believes that the adjustments to System Solutions Group EBIT are appropriate to avoid the impact (positive or negative) on achievement of the vesting parameters as a result of extraordinary or unusual items or non-cash items.

In adopting PBRSUs with a single-year performance period, the Compensation Committee considered an analysis from PM&P comparing the advantages and disadvantages of a one-year versus three-year performance program and competitive practice. A one-year performance period provides for changing perspectives within a long-term award, reflecting a highly cyclical business, while the volatility of potential payouts with a multi-year performance period carries retention risk or the potential to pay above the level of performance achieved after considering the relative performance of the Company. As a result, a one year period is more manageable from a performance measurement perspective, and the additional vesting periods provide ongoing retention value as well as a direct linkage to future stockholder returns. The PM&P analysis also dealt with the advantages and disadvantages of using absolute versus relative performance measures. The Compensation Committee considered that absolute measures, such as utilized for the 2013 program, are consistent with stockholder expectations, allow for greater sense of control and influence by the executive, encouraging motivation, and are consistent with the Company’s cash flow and ability to pay.

The following table sets out the 2013 equity awards granted to each Named Executive Officer:

Officer	Approximate Value (1)	PBRSUs (1) (# Units)	Time-Based RSUs (1) (# Units)
Keith D. Jackson	$4 million	301,659	301,659
Bernard Gutmann	$0.5 million	37,707	37,708
George H. Cave	$1 million	75,415	75,415
Robert A. Klosterboer	$1 million	75,415	75,415
Mamoon Rashid	$0.9 million	67,873	67,874

(1)

The actual value of each such award is disclosed in column (h) and (j) of the Outstanding Equity Awards at Fiscal Year-End 2013 Table below in this proxy statement, as described in such table. The approximate values assume that all PBRSUs would vest at target. The number of units granted was based on the 90 day trailing average closing stock price of $6.63 per share as determined on January 15, 2013.

In making determinations regarding these awards, the Compensation Committee considered information from PM&P and management, including certain data on the potential retention value of the awards, and market data showing that:

•

The annual grant value of the 2013 equity awards varied from the market median for each of the Named Executive Officers as follows: Mr. Jackson: 11%; Mr. Gutmann: -56%; Mr. Cave: +14%; Mr. Klosterboer: +39%; and Mr. Rashid: 0%.

•

Following the salary increases and increase in bonus opportunity described above and taking into account the 2013 equity awards, target total direct compensation variance from the market median for each of the Named Executive Officers would be as follows: Mr. Jackson: +8%; Mr. Gutmann: -39%; Mr. Cave: +9%; Mr. Klosterboer: +22%; and Mr. Rashid: +10%.

Generally, award amounts for each individual officer, and compensation variance from the market median based on the applicable bench-marking data, were based on the comparative data and other factors and processes discussed above, as well as on the individual considerations described below. In setting the amount of equity awards and other compensation for 2013, the Compensation Committee also considered the following for each Named Executive Officer:

Keith Jackson.   Both Mr. Jackson’s total cash compensation and total direct compensation are slightly above the market 50th percentile. In determining Mr. Jackson’s 2013 total pay package, the Compensation Committee considered Mr. Jackson’s overall leadership of the corporation, the expected organic and inorganic growth targets, and recognition of Mr. Jackson’s deep understanding of the semiconductor industry that allows him to guide the Company through changing economic climates.

Bernard Gutmann.   Mr. Gutmann’s base salary and total cash, as well as his total direct compensation, are positioned below the market 50th percentile. Mr. Gutmann was promoted into his current role in September 2012, and the Compensation Committee’s approach is to provide base pay increases that will catch him up to the market over time, and equity awards that will recognize his current contributions and allow for significant increases as he completes his transition into his new role. Mr. Gutmann’s longevity with the Company, his legacy knowledge, and his breadth of understanding of the business allowed him to begin to positively contribute at the CFO level immediately upon his promotion.

George H. Cave.   Mr. Cave’s total cash and total direct compensation are well aligned with the market 50th percentile, and are representative of his continued contributions to the Company. Responding to the ever-changing governance and compliance rules and regulations is of critical importance to the Company’s ability to continue to do business around the globe, and the Compensation Committee recognizes these challenges in determining Mr. Cave’s total direct compensation.

Robert A. Klosterboer.   Mr. Klosterboer’s total cash and total direct compensation are well aligned with the market 50th percentile, and recognize his leadership of a significant portion of the Company’s business portfolio. With overall responsibility for a business segment that represents more than one-third of the Company’s revenue, Mr. Klosterboer’s contributions in guiding this business and his technical leadership represent key drivers in achieving the Company’s business objectives.

Mamoon Rashid.   Mr. Rashid’s total cash is slightly below, and his total direct compensation is well aligned with, the market 50th percentile. Mr. Rashid was promoted to his position in January 2013, and the Compensation Committee’s pay decisions at that time were made commensurate with the challenges associated with Mr. Rashid’s new role – successful completion of the System Solutions Group integration and return to profitability. Mr. Rashid’s ability to continue to execute on these initiatives will drive the Compensation Committee’s future pay decisions in both the short and long-term and his current position against the market allows for appropriate flexibility.

The consideration of individual performance of executives is not formulaic, or quantifiable. Such considerations are merely factors among others (including the current business environment and upcoming business challenges, the retentive value of the total compensation package and the cost of retention) that are taken into account in the course of making subjective judgments in determining final levels of executive compensation.

Actual Adjusted EBIDTA for fiscal 2013 was below target level and thus, only 64% of the targeted number of 2013 PBRSUs may vest over the three year period for the Named Executive Offices, other than Mr. Rashid. Actual Adjusted EBIT for the System Solutions Group for fiscal 2013 was below threshold while actual revenue for the System Solutions Group was below target and thus, only 7% of the targeted number of 2013 PBRSUs may vest over the three year period for Mr. Rashid.

See “Compensation of Executive Officers — 2013, 2012, and 2011 Awards of Equity — 2013 Awards of PBRSUs” and “— 2013 Awards of Time-Based RSUs” below in this proxy statement for further description of the 2013 equity awards. We also disclose these awards in the Summary Compensation Table in this proxy statement. The Grant of Plan-Based Awards in 2013 Table, the Outstanding Equity Awards at Fiscal Year-End 2013 Table and the 2013 Option Exercises and Stock Vested Table also contain information about our long-term incentive awards to Named Executive Officers.

Long-Term Incentive Awards for 2014.   In February 2014, the Compensation Committee approved annual long-term incentive grants to our Named Executive Officers. As in 2013, the 2014 long-term incentive awards for our Named Executive Officers are entirely equity-based and consist of one-half time-based RSUs and one-half PBRSUs. The vesting schedule remains the same, as does the adjusted non-GAAP EBITDA performance metric and performance period for the PBRSUs.

Additionally, certain key individuals (including our Named Executive Officers) are eligible to earn up to two times their 2014 annual PBRSU grant if the target adjusted non-GAAP EBITDA performance metric is met. In the event target adjusted non-GAAP EBITDA for 2014 is achieved, additional PBRSU shares may be earned based on attainment of certain market share and revenue growth goals. The Committee believes that the ability to earn upside potential on the PBRSUs is consistent with market practice and will encourage management to accelerate the profitable growth of the Company.

Agreements with Mr. Rashid.   Mr. Rashid was hired as the Senior Vice President and General Manager of our System Solutions Group on January 7, 2013. His Employment Agreement and a separate Retention Bonus Agreement are described below in this proxy statement under the heading “Employment, Severance, and Change in Control Agreements and Arrangements—Mr. Rashid.” In approving these arrangements as well as the repatriation and relocation benefits to be paid to Mr. Rashid due to his temporary assignment to Japan as described in the Summary Compensation Table below in this proxy statement, the Board considered the fact that significant expertise and effort would be required to complete the integration of the Systems Solutions Group (formerly our SANYO Semiconductor Products Group).

Other Elements Affecting Compensation

Severance and Change in Control Agreements.   Under the 2000 Stock Incentive Plan (the “2000 SIP”) and the Amended and Restated Plan, the Board of Directors has discretion to accelerate equity-based vesting upon a “change of control.” In addition, with respect to our Named Executive Officers, our outstanding option agreements, RSU agreements, and PBRSU agreements generally contain provisions causing the unvested portion of the awards to vest either upon a termination of employment without cause (including, if applicable, a deemed termination for good reason) within a two year period after a change of control. For a description of the severance and change of control provisions of the employment agreements for our Named Executive Officers, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change of Control” below in this proxy statement.

We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change of control. In addition, management may be less inclined to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements.

Our change of control provisions do not include excise tax gross-ups.

Generally Available Benefits and Retirement Plan.   We do not offer executive retirement plans, pension benefits, or non-qualified deferred compensation plans. Instead, we provide our Named Executive Officers with opportunities to accumulate retirement income primarily through appreciation of their equity awards.

Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with significant perquisites. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified employee stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs. We also have a relocation program and provide a tax gross up for certain benefits under this program that is available to all employees who enjoy the benefits of the relocation policy. All employees receive mileage reimbursement if driving their own cars for business. An auto allowance of $800.00 per month is provided to outside sales and field engineering positions and $1,200 per month is provided to Senior Vice Presidents and above.

In addition to benefits that provide for broad-based employee participation, we provide our executives limited perquisites that we believe help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to the Company. These include enhanced coverage for life insurance (each executive receives life insurance coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two-times base salary that is afforded to all employees) and financial planning services (up to $10,000.00 per year).

We describe the perquisites paid in 2013 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to our CEO and any of our three other most highly compensated executive officers (excluding our chief financial officer). This $1 million limit does not apply to compensation that qualifies for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m). While the Compensation Committee considers the deductibility of awards as a factor in determining executive compensation, the Compensation Committee reserves the right to make compensation payments and awards that do not qualify for the performance-based compensation exception to Section 162(m) when it believes such payments are appropriate and in the best interests of the Company.

The semi-annual or annual cash bonus awards made pursuant to the Amended and Restated Plan are intended to qualify for the “performance-based compensation” exception to the limitation on deducibility imposed by Section 162(m). The full amount of compensation resulting from the exercise of options and the vesting of PBRSUs granted under our 2000 SIP and the Amended and Restated Plan (including the time-based components of our 2013 PBRSUs) is also intended to qualify for the “performance-based compensation” exception. The amount of compensation resulting from the vesting of time-based RSUs granted pursuant to our 2000 SIP and the Amended and Restated Plan does not qualify for the “performance-based compensation” exception.

While certain awards may be intended to qualify for the “performance-based compensation” exception under Section 162(m), the determination of whether compensation actually qualifies for the exception is complex and is based on the facts and circumstances of each case. Consequently, we cannot guarantee that compensation that is intended to qualify for the “performance-based compensation” exception under Section 162(m) will in fact so qualify.

As described in more detail above, for awards granted in 2013 that are intended to comply with Section 162(m), the Compensation Committee used the following performance criteria under the Amended and Restated Plan: adjusted EBITDA, adjusted EBIT, adjusted EPS, and revenue growth without taking into account certain acquisitions. The payments and awards made to our Named Executive Officers that are intended to comply with Section 162(m) as described above are disclosed in the Summary Compensation Table below in this proxy statement. For prior years payments, see the discussion under the heading “Impact of Taxation and Accounting Considerations on Executive Compensation” in the Compensation Discussion and Analysis and the Summary Compensation Table in such prior years’ proxy statements for a description of the payments to our named executive officers for those years that were intended to comply with Section 162(m). As of the filing of this proxy statement, there are no unresolved administrative proceedings or litigation initiated by the Internal Revenue Service (“IRS”) that challenge the Section 162(m) compliance of the Amended and Restated Plan in general or awards made under the Amended and Restated Plan for which a Section 162(m) deduction has been claimed or any Notice of Deficiency, Notice of Proposed Adjustment or Revenue Agent’s Report that states the IRS’s position that we improperly claimed a deduction in violation of Section 162(m) with respect to the Amended and Restated Plan in general and awards under the Amended and Restated Plan.

Section 409A of the Code imposes an additional 20% federal income tax and penalties on employees on “non-qualified deferred compensation” that is not paid in compliance with Section 409A. The Compensation Committee takes the impact of Section 409A into account in designing our executive plans and programs that provide for “non-qualified deferred compensation.” As a general rule, these plans and programs are designed either to comply with the requirements of Section 409A or to qualify for an applicable exception to Section 409A so as to avoid possible adverse tax consequences that may result from failure to comply with Section 409A. However, we cannot guarantee the preceding results.

The Compensation Committee also takes into account other tax and accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging Transactions.   We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market. In September of 2012, we updated and clarified our policies to more definitively prohibit any pledge or margin of our stock, although transactions in effect as of September, 2012 are grandfathered. Grandfathered transactions cannot be renewed or extended beyond their then current termination dates or expanded to cover additional Company securities.

Equity Award Policy.   In August 2006, we adopted an equity award grant date policy statement. Under the policy, equity grants under our stock incentive plans generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Compensation Committee or CEO approval of the grant. From time to time, the Compensation Committee may approve an exception to the grant date policy in its discretion. Options granted are priced at the closing market value on the date of grant. We generally make our annual equity awards to executives in the first quarter of each year. The Company does not have a practice of timing grants of stock-based awards to coordinate with the release of material information to the market.

Stock Ownership Guidelines for Officers.   Under our Corporate Governance Guidelines, our officers are required to hold our common stock in an amount equal to one to six times base salary. There is a transition period to achieve the required ownership. The required holdings and transition period are described under “The Board of Directors and Corporate Governance — Corporate Governance Principles — Directors’ and Officers’ Stock Ownership Guidelines” above. All of our Named Executive Officers are currently in compliance with the guidelines.

Clawback Policy.   In addition to our actions in 2013, in February 2014, we adopted a clawback policy. The policy requires the Company to seek to recover any incentive-based compensation awards and payments made to any covered person in the event that (i) the Company is required to prepare a financial restatement resulting from material noncompliance with any financial reporting requirements under the securities laws, which restatement would have resulted in payment of a lesser incentive as determined by the Board of Directors; (ii) there has occurred any intentional misconduct by the covered person that is materially injurious to the Company; or (iii) there has occurred any breach by the covered person of any material provision in his or her employment agreement with the Company or in any other agreement with the Company that contains non-solicitation, confidentiality, non-compete, non-disclosure or non-disparagement provisions applicable to the covered person. A covered person is any current or former Senior Vice President, Executive Vice President, or Chief Executive Officer, or any other person as determined by the Board in its sole discretion.

The compensation to be recovered pursuant to this policy is limited to any award or payment made under any incentive-based compensation plan, including any corporate bonus plan and any RSUs, PBRSUs, stock options or other form of equity award, made or paid by the Company during the applicable recovery period. In the case of any intentional misconduct or breach of a key agreement, the full amount of the award or payment would be recoverable. In the case of a restatement, the amount subject to recovery would be the difference between the amount granted or paid and the amount that should have been granted or paid based on the restatement as determined by the Board of Directors.

The applicable recovery period for an accounting restatement is the 3-year period preceding the date on which the Company is required to prepare an accounting restatement (determined in accordance with any applicable law, regulation or interpretation, or otherwise by the Board of Directors), which restatement would have resulted in payment of a lesser incentive as determined by the Board of Directors. With respect to stock options that have been exercised, the

Company will be entitled to recover (i) the gross number of shares for which the option was exercised or the value thereof on the date of exercise and (ii) any profit made by the covered person upon any sale of such shares. The amount of any recoupment will be the gross amount of the award or payment without taking into account any withholdings for tax or other amounts. The form of recoupment may be from future compensation, forfeiture of outstanding equity awards, direct repayment by the affected individual(s) or any combination at the discretion of the Board of Directors, subject to applicable law.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in the proxy statement for the 2014 Annual Meeting of Stockholders. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2013 Annual Report on Form 10-K and the proxy statement for the 2014 Annual Meeting.

This report is submitted by the Compensation Committee.

J. Daniel McCranie, Chairman

Atsushi Abe

Bernard L. Han

Curtis J. Crawford

2 Pursuant to Instruction 1 to Item 407(e)(5) of Regulation S-K, the information set forth under “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information concerning compensation earned by, or paid for services provided to us and our subsidiaries for the periods indicated to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compe- nsation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson, President and Chief Executive Officer	2013 2012 2011	848,535 814,881 777,539	0 0 0	4,941,174 3,999,996 4,819,500	0 1,619,049 0	202,334 0 424,297	0 0 0	30,492 30,293 30,092	6,022,535 6,464,219 6,051,428
Bernard Gutmann, Executive Vice President, Chief Financial Officer, and Treasurer (6)	2013 2012	399,351 298,371	0 0	617,649 555,996	0 437,364	50,579 0	0 0	28,503 16,047	1,096,082 1,307,778
George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	2013 2012 2011	388,176 366,653 353,427	0 0 0	1,235,298 666,658 714,004	0 269,844 0	43,888 0 97,309	0 0 0	32,239 31,851 30,035	1,699,601 1,335,006 1,194,775
Robert Klosterboer, Senior Vice President and General Manager, Applications Product Group	2013 2012	340,337 319,277	0 0	1,235,298 486,662	0 196,986	36,141 0	0 0	28,417 28,656	1,640,193 1,031,581
Mamoon Rashid, Senior Vice President and General Manager, System Solutions Group	2013	328,314	784	1,111,768	0	31,086	0	413,971	1,885,923

(1)

Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs and time-based RSUs computed in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is derived using the closing price on the date of grant. For PBRSUs, the grant date fair value is calculated by multiplying the probable number of units to vest as of the grant date by the closing price of a share of common stock on the grant date. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. We describe the 2013, 2012 and 2011 awards of PBRSUs and time-based RSUs below under “2013, 2012 and 2011 Awards of Equity – 2013 Awards of PBRSUs” and “- 2013 Awards of Time-Based RSUs” and, as for the 2013 awards, in the CD&A under “Elements of our Compensation Program — Long-Term Incentives.”

The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to vest as of December 31, 2013. As of February 21, 2014, all of the PBRSUs awarded on March 7, 2011 were cancelled. As of February 21, 2014, approximately one-sixth of the PBRSUs awarded on March 5, 2012 had vested and approximately five-sixths of the PBRSUs awarded on March 5, 2012 were expected to vest in full by the final vesting date pursuant to the relevant award agreement. Except for PBRSUs awarded to Mr. Rashid, as of February 21, 2014, approximately twenty-one percent of the PBRSUs awarded on March 25, 2013 had vested; approximately forty-three percent of the PBRSUs awarded on March 25, 2013 were expected to vest in full by the final vesting date pursuant to the relevant award agreement, and approximately thirty-six percent of the PBRSUs award on March 25, 2013 were cancelled. As to the awards to Mr. Rashid, as of February 21, 2014, approximately two percent of the PBRSUs awarded on March 25, 2013 had vested; approximately five percent of the PBRSUs awarded on March 25, 2013 were expected to vest in full by the final vesting date pursuant to the relevant award agreement, and approximately ninety-three percent of the PBRSUs award on March 25, 2013 were cancelled. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

With respect to awards of PBRSUs made in 2013 and included in the table, the chart below sets forth the maximum number of PBRSUs that could have vested if all performance conditions are or were met, as well as the aggregate grant date fair value of the award on the date of grant assuming that the highest level of performance conditions were achieved:

Name	Grant Date	Total Number of Units	Fair Value per Share ($)	Aggregate Grant Date Fair Value ($)
Keith D. Jackson	03/25/2013	301,659	8.19	2,470,587
Bernard Gutmann	03/25/2013	37,707	8.19	308,820
George H Cave	03/25/2013	75,415	8.19	617,649
Robert Klosterboer	03/25/2013	75,415	8.19	617,649
Mamoon Rashid	03/25/2013	67,873	8.19	555,880

(2)	The Company did not award options to our Named Executive Officers in 2013 or 2011.

(3)

The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2013 and 2011. The Company cancelled the cash incentive program for 2012.

(4)	There are no defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(5)	Amounts in this column for 2013 consist of the items in the table below. A tax gross-up for financial planning services was cancelled by the Compensation Committee in early 2011.

Name	Company Contributions Under 401(k) Plan (a)	Executive Group Term Life Insurance (“ETLI”) Imputed Income* (b)	Premiums Paid by the Company for Basic Life Insurance and Accidental Death And Dismemberment Insurance (c)	Car Allowance* (d)	Financial Planning Services* (e)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments (“LTD”)* (f)
Keith D. Jackson	$10,200	$4,902	$522	$14,400	--	$438
Bernard Gutmann	$10,200	$2,622	$522	$14,400	--	$759
George	$10,200	$4,902	$522	$14,400	$1,477	$738

Name	Company Contributions Under 401(k) Plan (a)	Executive Group Term Life Insurance (“ETLI”) Imputed Income* (b)	Premiums Paid by the Company for Basic Life Insurance and Accidental Death And Dismemberment Insurance (c)	Car Allowance* (d)	Financial Planning Services* (e)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments (“LTD”)* (f)
H. Cave
Robert Klosterboer	$10,200	$2,618	$552	$14,400	--	$647
Mamoon Rashid**	$10,200	$2,622	$522	--	$2,710	$621
*	The Company also pays social security tax at the rate of 6.2% and medicare tax at the rate of 1.45% on the amounts listed in columns (b), (d), (e), and (f).

**

In addition, Mr. Rashid was provided with certain benefits totaling $397,295 relating to his relocation to and assignment in Japan, including: host country taxes ($25,962), gross ups ($8,368), rent and utilities ($118,257), goods and services differential ($102,027), transportation allowance ($20,067), banking ($140), relocation allowance ($16,000), mail forwarding ($693), family home leave ($23,794), relocation ($32,922), visa ($4,464), security deposit ($42,376), and tax preparation ($2,225).

Grants of Plan-Based Awards in 2013

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts UnderEquityIncentive Awards (3)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(4)	All Other Options Awards: Number Of Securities Underlying Options (#)(5)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($)(6)

		Approval Date (1)	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Keith Jackson	3/25/2013 3/25/2013	2/19/2013 2/19/2013	0	1,272,802	2,545,604	0	--	301,659	301,659			2,470,587 2,470,587
Bernard Gutmann	3/25/2013 3/25/2013	2/19/2013 2/19/2013	0	319,481	638,961	0	--	37,707	37,708			308,829 308,820
George H. Cave	3/25/2013 3/25/2013	2/19/2013 2/19/2013	0	271,723	543,447	0	--	75,415	75,415			617,649 617,649
Robert Klosterboer	3/25/2013 3/25/2013	2/19/2013 2/19/2013	0	221,219	442,439	0	--	75,415	75,415			617,649 617,649
Mamoon Rashid	3/25/2013 3/25/2013	2/19/2013 2/19/2013	0	196,989	393,977	0	--	67,873	67,874			555,888 555,880

(1)

At grant, the Compensation Committee set the grant date at March 25, 2013, which was an exception to the Company’s general Equity Award Grant Date Policy. For additional information regarding our Equity Award Grant Date Policy Statement, see “Other Matters Relating to Executive Compensation — Equity Award Policy” in the CD&A.

(2)

Amounts in this column represent the possible payouts under the Company’s semi-annual cash incentive programs for 2013, which are described in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.” Possible payouts were calculated based on target and maximum bonus percentages (expressed as a percentage of eligible earnings) set for each officer multiplied by the officer’s eligible earnings in effect for the annual period. The incentive programs for the first half of 2013 and for the second half of 2013 were established by the Compensation Committee on February 19, 2013 and August 14, 2013, respectively.

(3)

This column represents PBRSU awards made in 2013. The amounts in the “Threshold” column (f) represent the minimum number of units that would vest, if any, under the award agreements for the 2013 PBRSUs assuming that certain threshold performance measure(s) are achieved. The amounts in the “Maximum” column (h) represent the total number of units granted assuming that all performance goals are achieved and therefore all units would vest. The PBRSUs vest in equal amounts in years 1, 2 and 3, subject to the attainment of the threshold performance metric. If the 2013 performance measure is met at at least the threshold level, (i) the award amount would be earned for year 1, based on linear interpolation from threshold to target, and (ii) year 2 and 3 amounts would then vest based solely on the passage of time on each anniversary of the date of grant. If the 2013 performance measure is not achieved, the entire award will be cancelled. These awards are described below under “2013, 2012, and 2011 Awards of Equity – 2013 Awards of PBRSUs.”

The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards which were expected to vest as of December 31, 2013. Based upon results as of December 31, 2013, approximately sixty-four percent of the PBRSUs awarded on March 25, 2013 were expected to vest in full by the final vesting date pursuant to the relevant award agreement, with the exception of Mr. Rashid, where based upon results as of December 31, 2013, approximately seven percent of the PBRSUs awarded on March 25, 2013 were expected to vest in full by the final vesting data pursuant to the relevant award agreement. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

(4)	This column represents time-based RSUs awards made to its Named Executive Officers in 2013.

(5)	There were no option awards made to the Named Executive Officers in 2013.

(6)

This amount represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is derived using the closing price on the date of grant. The valuation for PBRSUs is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. We describe the maximum number of PBRSUs that could vest if all performance conditions are met as well as the aggregate grant date fair value of the award on the date of grant in footnote 1 to the Summary Compensation Table.

2013, 2012, and 2011 Awards of Equity

Below is a summary of the 2013, 2012, and 2011 awards of PBRSUs. For additional information regarding equity awards, see the CD&A under “Elements of Our Compensation Program – Long-Term Incentives” in this proxy statement.

2013 Awards of Equity

In February 2013, the Compensation Committee made annual long-term incentive grants to the Named Executive Officers. In a change from prior years, the Compensation Committee made awards to each Named Executive Officer consisting of one-half PBRSUs, and one-half time-based RSUs. The Compensation Committee granted Mr. Jackson 301,659 PBRSUs and 301,659 RSUs; Mr. Gutmann 37,707 PBRSUs and 37,708 RSUs; Mr. Cave 75,415 PBRSUs and 75,415 RSUs; Mr. Klosterboer 75,415 PBRSUs and 75,415 RSUs; and Mr. Rashid 67,873 PBRSUs and 67,874 RSUs.

2013 Awards of PBRSUs. Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the Amended and Restated Plan and the applicable award agreement. The performance period for the 2013 PBRSU awards began on January 1, 2013 and ended on December 31, 2013 and the awards vest in equal amounts in years 1, 2 and 3, subject to the attainment of the threshold performance metric in year 1. The amount to be earned in year 1 vested on the date the Company filed its Annual Report on Form 10-K for the 2013 fiscal year since the performance metric was achieved for the performance period at above threshold. An equal amount will vest in 2015 and 2016, subject to continued employment of the officer on the anniversary of the grant date.

The applicable performance measures for the PBRSUs for Messrs. Jackson, Gutmann, Cave and Klosterboer are as follows and include straight line interpolation between threshold and target Adjusted EBITDA.

Performance Measurement Period (based on the Company’s annual reporting period)	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions)	Vesting Date
			Adjusted EBITDA
FY 2013	1	100%	Threshold - $440	Date on which the Company files its Form 10-K for FY 2013
			Target - $515

For 2013, Adjusted EBITDA was $487.9 million, resulting in the vesting of 64% of eligible shares in 2013, as follows:

Officer	Total Shares Granted	2013 Shares Vested Per 64% Goal Attainment	2014 Time-Based Vesting Opportunity	2015 Time-Based Vesting Opportunity
Keith D. Jackson	301,659	64,353	64,353	64,353
Bernard Gutmann	37,707	8,044	8,044	8,044
George H Cave	75,415	16,088	16,088	16,088
Robert Klosterboer	75,415	16,088	16,088	16,088

The applicable performance measures for the PBRSUs for Mr. Rashid are as follows and include straight line interpolation between threshold and target System Solutions Group revenue and Adjusted EBIT.

	System Solutions Group Revenue	System Solutions Group Adjusted EBIT	% of Grant to Vest
Threshold	$640 million	$-38 million	0%
Target	$700 million	$-18 million	100%

For 2013, System Solutions Group revenue was $648.6 million (as adjusted for Yen fluctuations using a Yen to dollar exchange rate of 87 to 1). Adjusted EBIT was -$56.1 million, which together with System Solutions Group revenue resulted in the vesting of 7% of eligible shares as follows:

Officer	Total Shares Granted	2013 Shares Vested Per 7% Goal Attainment	2014 Time-Based Vesting Opportunity	2015 Time-Based Vesting Opportunity
Mamoon Rashid	67,873	1,583	1,583	1,583

All unvested units that could have been earned in year 1 and an equal amount in years 2 and 3 were cancelled on the date the Company filed its 10-K for fiscal 2013.

Under the 2013 PBRSU award agreements, Adjusted EBITDA means the Company’s consolidated earnings before interest (income or expense), taxes, depreciation and amortization for the applicable performance measurement period, adjusted to exclude the following: (i) restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment; (iii) interest expense and interest income; (iv) income tax provision; (v) net income attributable to non-controlling interests; (vi) depreciation and amortization; (vii) actuarial gains or losses on pension plans and other pension benefits; (viii) gain or loss on acquisitions; (ix) gain or loss on debt repurchase, debt exchange, and early extinguishment of debt; (x) expensing of inventory fair market value step up; (xi) extraordinary items; (xii) non-cash System Solutions Group integration related asset write-downs and impairments; and (xiii) unusual/non-recurring material items.

Under the 2013 PBRSU award agreements for Mr. Rashid, Adjusted EBIT means the Company’s System Solutions Group’s earnings before interest (income or expense) and taxes, for the applicable performance measurement period, adjusted to exclude the following: (i) restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment; (iii) interest expense and interest income; (iv) income tax provision; (v) net income attributable to non-controlling interests; (vi) actuarial gains or losses on pension plans and other pension benefits; (vii) gain or loss on acquisitions; (viii) expensing of inventory fair market value step up; (ix) non-cash System Solutions Group integration related asset write-downs and impairments; (x) amounts included in other income and expense on the System Solutions Group operational profit and loss statement and (xi) unusual/non-recurring material items.

Each of the non-GAAP EBITDA adjustment and non-GAAP EBIT adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period-to-period for the calculation of the performance goals in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

Generally, it is intended that the calculation of Adjusted EBITDA will be consistent with the calculation of non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of non-GAAP EBITDA to the nearest GAAP measure. However, the adjustments in the earning releases will not include non-cash System Solutions Group integration related asset write downs and impairments.

Except as described below, if the grantee terminates employment with us for any reason, any unvested PBRSUs will be cancelled and forfeited. If a Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan, unless otherwise defined in the officer’s employment agreement), any previously unvested PBRSUs will become vested.

The Company has filed a form of award agreement for the 2013 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2013 Awards of Time-Based RSUs.   Each RSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement.

The 2013 awards of time-based RSUs vest annually in equal amounts over a three year period on each anniversary of the grant date through March 25, 2016. Compensation Committee approval is not required for vesting. However, subject to certain limitations, if a grantee terminates his or her employment or otherwise ceases to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the grantee’s employment agreement, any units that are not vested will be canceled and forfeited as of the date of termination of employment or service.

If a grantee’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested RSUs will become vested.

The Company has filed a form of award agreement for its time-based RSUs as an exhibit to its reports filed under the Exchange Act.

2012 Awards of Equity

In February 2012, the Compensation Committee made annual long-term incentive grants to the Named Executive Officers. In a change from prior years, the Compensation Committee made awards to each Named Executive Officer consisting of one-third PBRSUs, one-third time-based RSUs, and one-third options. The Compensation Committee granted Mr. Jackson 238,095 PBRSUs, 238,095 RSUs, and 476,191 options; Mr. Gutmann 3,333 PBRSUs, 3,333 RSUs, and 6,667 options; Mr. Cave 39,682 PBRSUs, 39,682 RSUs, and 79,366 options; Mr. Klosterboer 28,968 PBRSUs, 28,968 RSUs, and 57,937 options; and Mr. Rashid 4,500 PBRSUs, 4,500 RSUs, and 9,000 options. The general objective of the 2012 awards was to enhance the ability of the Company to attract, retain, and motivate individuals upon whose judgment, interests and special effort the successful conduct of the Company’s operation is largely dependent.

In addition, on October 1, 2012, in connection with his promotion to be our Executive Vice President and Chief Financial Officer, the Compensation Committee granted Mr. Gutmann 81,633 RSUs and 163,266 options.

2012 Awards of PBRSUs.   Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement. The performance period for the 2012 PBRSU awards began on January 1, 2012 and ends on December 31, 2014. These awards will vest (if at all) in possible increments described below (subject to the carry forward of unvested units described below) on the date the Company files its Annual Report on Form 10-K for each of the 2012, 2013 and 2014 fiscal years and the date the Company files its Quarterly Report on Form 10-Q for the first, second and third quarter of each of the 2013 and 2014 fiscal years, provided the applicable performance measures are achieved.

The applicable performance measures for the PBRSUs are as follows:

Performance Measurement Period (based on the Company’s quarterly & annual reporting periods)		Portion of Units Eligible for Vesting	Performance Goals (dollars in millions)	Vesting Date
	Measurement Period #		Adjusted Non-GAAP EBITDA
FY 2012	1	1/6	Threshold - $500	Date on which the Company files its Form 10-K for FY 2012
		1/6	Target - $558

Fiscal Q1-2013	2	1/24*	Threshold - $125*	Date on which the Company files its Form 10-Q for 1st quarter of FY 2013
		1/24	Target - $132

Fiscal Q2-2013	3	1/24*	Threshold - $125*	Date on which the Company files its Form 10-Q for 2nd quarter of FY 2013
		1/24	Target - $141

Fiscal Q3-2013	4	1/24*	Threshold - $125*	Date on which the Company files its Form 10-Q for 3rd quarter of FY 2013
		1/24	Target - $160

Performance Measurement Period (based on the Company’s quarterly & annual reporting periods)			Performance Goals (dollars in millions)	Vesting Date
	Measurement Period #	Portion of Units Eligible for Vesting	Adjusted Non-GAAP EBITDA
Fiscal Q4-2013	5	1/24*	Threshold - $125*	Date on which the Company files its Form 10-K for FY 2013
		1/24	Target - $158

Fiscal Q1-2014	6	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 1st quarter of FY 2014
		1/24	Target - $138

Fiscal Q2-2014	7	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 2nd quarter of FY 2014
		1/24	Target - $152

Fiscal Q3-2014	8	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 3rd quarter of FY 2014
		1/24	Target - $162

Fiscal Q4-2014	9	1/24	Threshold - $125	Date on which the Company files its Form 10-K for FY 2014
		1/24	Target - $157

*Denotes performance goals that were achieved during the Company’s 2013 fiscal year. Units underlying these goals vested on or prior to February 21, 2014.

If each of the performance measures for adjusted non-GAAP EBITDA is met for the fiscal year or quarter, as applicable, one-third of the eligible units would have vested on the date the Company filed its Annual Report on Form 10-K for fiscal year 2012 and one-twelfth of the eligible units would have vested or will vest on each relevant vesting date thereafter. If the threshold performance measures are met for the fiscal year or quarter, as applicable, but the target performance measures are not, then only one-sixth of the eligible units would have vested on the date the Company filed its Annual Report on Form 10-K for fiscal year 2012 and one-twenty-fourth of the eligible units would have vested or will vest on each relevant vesting date thereafter. If none of the performance measures for non-GAAP EBITDA are met for the relevant measurement period, no portion of the units will vest on the relevant vesting date. Any unvested units will carry over to subsequent performance measurement periods until either the performance measure is met or the grant has expired. For example, because the applicable performance goal was not met on the date the Company filed its Annual Report on Form 10-K for fiscal year 2012, the unvested units and the adjusted non-GAAP EBITDA performance goal carried over and the units will vest if the adjusted non-GAAP EBITDA performance goal for fiscal year 2012 is satisfied during any four consecutive calendar quarters, provided that the cumulative non-GAAP EBITDA for those four consecutive quarters is at least $500 million with respect to the threshold performance measure and at least $558 million with respect to the target performance measure. Any unvested units for the first performance measurement period will not expire until all unvested units expire. All unvested units will expire on the earlier of either (i) the day following the date that the Company files its Form 10-K for fiscal year 2014, or (ii) the day following the last day of the first quarter of fiscal year 2015, provided that the Company or the Compensation Committee, as applicable, has determined whether the performance goals applicable to each vesting date have been achieved.

Under the 2012 PBRSU award agreements, adjusted non-GAAP EBITDA means the Company’s consolidated earnings before interest (income or expense), taxes, depreciation and amortization for the applicable performance measurement period, adjusted to exclude the following: (i) restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment; (iii) non-cash manufacturing expenses; (iv) actuarial gains or losses on pension plans and other pension benefits; (v) gain or loss on acquisitions; (vi) gain or loss on debt repurchase, debt exchange, and early extinguishment of debt; (vii) expensing of inventory fair market value step up; and (viii) extraordinary items.

Generally, it is intended that the calculation of adjusted non-GAAP EBITDA will be consistent with the calculation of non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of non-GAAP EBITDA to the nearest GAAP measure.

Except as described below, if the grantee terminates employment with us for any reason, any unvested PBRSUs will be cancelled and forfeited. If a Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested PBRSUs will become vested.

As of February 21, 2014, approximately one-sixth of the 2012 PBRSUs for Messrs. Jackson, Gutmann, Cave, Hall, Klosterboer, and Rashid had vested.

The Company has filed a form of award agreement the 2012 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2012 Awards of Time-Based RSUs.   Each RSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement.

The 2012 awards of time-based RSUs vest annually in equal amounts over a three year period on each anniversary of the grant date through March 5, 2015 (for the March 2012 awards) and October 1, 2015 (for the October 2012 awards). Compensation Committee approval is not required for vesting. However, subject to certain limitations, if a grantee terminates his or her employment or otherwise ceases to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the grantee’s employment agreement, any units that are not vested will be canceled and forfeited as of the date of termination of employment or service.

If a grantee’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested RSUs will become vested.

The Company has filed a form of award agreement for its time-based RSUs as an exhibit to its reports filed under the Exchange Act.

2012 Awards of Options.   Each option entitles the optionee to purchase the Company’s common stock at $8.40 per share for the options issued in March 2012, and $6.13 per share for the options issued in October 2012, subject to the terms and conditions of the award agreement. The options expire seven years from the date of grant.

The options issued in March 2012 will vest 25% on March 5, 2013, and thereafter 6.25% per quarter on each June 5, September 5, December 5, and March 5 through March 5, 2016. The options issued in October 2012 will vest 25% on each anniversary of the grant date. Compensation Committee approval is not required for vesting. However, subject to certain limitations, if a grantee terminates his or her employment or otherwise ceases to perform services for us for any reason other than death or disability, then he or she may at any time within ninety (90) days after the effective date of such termination exercise his or her option to the extent that he or she was entitled to do so on the date of his or her termination, provided that the option shall lapse immediately upon a termination for Cause, as such term is defined in the grantee’s employment agreement.

Upon the death or disability of the optionee, the option may be exercised by the optionee’s legal representative or persons entitled to do so under the optionee’s last will and testament or under the laws of descent and distribution at any time during the period during which it could have been exercised by the optionee, but in no event later than 12 months after the optionee’s death or disability.

If an optionee’s employment is terminated without Cause (including a deemed termination for Good Reason) as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan) then, (i) any outstanding but unvested portion of the option granted pursuant to the award agreement shall vest upon the date of such optionee’s termination; and (ii) the option shall remain fully exercisable until the first to occur of (1) the one-year anniversary of the date of the optionee’s termination, and (2) the seventh anniversary of the grant date of the option; provided, however, that if the Company determines in good faith that the extension of this exercise period for the option results in the option being considered deferred compensation subject to Section 409A of the Code, such extension shall not take effect.

The Company has filed a form of award agreement for the 2012 options as an exhibit to its reports filed under the Exchange Act.

2011 Awards of PBRSUs. Effective February 16, 2011, the Compensation Committee awarded PBRSUs to certain Named Executive Officers pursuant to the Amended and Restated Plan. The general objective of the 2011 PBRSU awards was to drive employee and Company performance using adjusted non-GAAP EBIT as the key performance metric of the Company for the applicable fiscal year and quarters. As part of the annual grant, the Compensation Committee granted Mr. Jackson 540,000 PBRSUs, Mr. Gutmann 9,700 PBRSUs, Mr. Cave 80,000 PBRSUs, Mr. Klosterboer 40,000 PBRSUs, and Mr. Rashid 10,000 PBRSUs.

Each PBRSU represented the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The performance period for the 2011 PBRSU awards began on January 1, 2011 and ended on December 31, 2013. These awards provided for vesting in possible increments described below (subject to the carry forward of unvested units) on the date the Company filed its Annual Report on Form 10-K for each of the 2011, 2012 and 2013 fiscal years and the date the Company filed its Quarterly Report on Form 10-Q for the second quarter of each of the 2012 and 2013 fiscal years, provided the applicable performance measures were achieved.

The applicable performance measures are as follows:

Performance Measurement Period	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions) Adjusted Non-GAAP EBIT	Vesting Date
FY 2011	1	1/3	$529	Date on which Company files its Form 10-K for FY 2011
1H FY 2012	2	1/6	$288	Date on which Company files its Form 10-Q for 2nd quarter of FY 2012
2H FY 2012	3	1/6	$331	Date on which Company files its Form 10-K for FY 2012
1H FY 2013	4	1/6	$302	Date on which Company files its Form 10-Q for 2nd quarter of FY 2013
2H FY 2013	5	1/6	$365	Date on which Company files its Form 10-K for FY 2013

Under the 2011 PBRSU award agreements, adjusted non-GAAP EBIT meant the Company’s consolidated earnings, which includes merger and acquisition activities such as the 2011 SANYO Semiconductor acquisition, before interest (income or expense) and taxes (or “EBIT”) for the applicable performance measurement period, adjusted to exclude the following: (i) goodwill and intangible impairment and amortization; (ii) restructuring, asset and other, net; (iii) inventory step up from purchase accounting and (iv) in-process research and development expense.

As of February 21, 2014, all of the 2011 PBRSUs for Messrs. Jackson, Gutmann, Cave, Klosterboer, and Rashid were cancelled.

If the Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan) of the Company, any previously unvested PBRSUs will become vested.

The Company has filed a form of award agreement for the 2011 PBRSUs as an exhibit to its reports filed under the Exchange Act.

Outstanding Equity Awards At Fiscal Year-End 2013

Options							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson	02/17/2005	10,000	0		4.80	02/17/2015
	03/05/2007	414,800	0		9.21	03/05/2017
	03/03/2008	500,000	0		5.93	03/03/2018
	03/07/2011								540,000	4,449,600
	03/05/2012	208,333	267,858		8.40	03/05/2019
	03/05/2012						158,730	1,307,935
	03/05/2012								208,332	1,716,656
	03/25/2013						301,659	2,485,670
	03/25/2013								301,659	2,485,670
Bernard Gutmann	02/05/2004	15,000	0		7.02	02/05/2014
	02/17/2005	10,000	0		4.80	02/17/2015
	03/23/2006	30,000	0		6.83	03/23/2016
	03/05/2007	25,000	0		9.21	03/05/2017
	03/03/2008	20,000	0		5.93	03/03/2018
	07/06/2010	3,000	1,000		6.31	07/06/2017

Options							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	03/07/2011								9,700	79,928
	12/05/2011						1,640	13,514
	03/05/2012	2,917	3,750		8.40	03/05/2019
	03/05/2012						2,222	18,309
	03/05/2012								2,916	24,028
	10/01/2012	40,817	122,449		6.13	10/01/2019
	10/01/2012						54,422	448,437
	03/25/2013						37,708	310,714
	03/25/2013								37,707	310,706
George H. Cave	02/05/2004	15,000	0		7.02	02/05/2014
	03/05/2007	70,000	0		9.21	03/05/2017
	03/03/2008	15,000	0		5.93	03/03/2018
	03/07/2011								80,000	659,200
	03/05/2012	34,723	44,643		8.40	03/05/2019
	03/05/2012						26,454	217,981
	03/05/2012								34,270	286,093
	03/25/2013						75,415	621,420
	03/25/2013								75,415	621,420
Robert Klosterboer	08/03/2004	34,500	0		12.42	08/03/2014
	07/26/2007	25,875	0		9.14	07/26/2014
	04/07/2008	60,000	0		6.83	04/07/2018
	03/07/2011								40,000	329,600
	03/05/2012	25,348	32,589		8.40	03/05/2019
	03/05/2012						19,312	159,131
	03/05/2012								25,347	208,859
	03/25/2013						75,415	621,420
	03/25/2013								75,415	621,420
Mamoon Rashid	11/05/2004	40,000	0		3.67	11/05/2014
	02/09/2005	15,000	0		4.27	02/09/2015
	03/23/2006	11,200	0		6.83	03/23/2016
	03/05/2007	17,500	0		9.21	03/05/2017
	03/03/2008	18,000	0		5.93	03/03/2018
	09/02/2008	20,000	0		9.14	09/02/2018
	03/07/2011								10,000	82,400
	12/05/2011	2,500	2,500		8.11	12/05/2018
	12/05/2011						1,200	9,888
	03/05/2012	3,937	5,063		8.40	03/05/2019
	03/05/2012						3,000	24,720
	03/05/2012								3,936	32,433
	03/25/2013						67,874	559,282
	03/25/2013								67,873	559,274

(1)        In general, options vest pro rata over a four-year period beginning on the first anniversary of the date of grant, subject to the Company’s 2000 Stock Incentive Plan (the “2000 SIP”), Amended and Restated Plan or relevant acquired stock incentive plan and the respective grant agreement, with the exception of options granted on March 5, 2012. For options granted on March 5, 2012, the options vest as follows: approximately 25% on March 13, 2013 and approximately 6.25% quarterly thereafter on each June 5th, September 5th, December 5th and March 5th, up to and including March 5, 2016, subject to the terms and conditions of the Amended and Restated Plan and the related grant agreement. We describe the 2012 options in more detail above under the heading “2013, 2012 and 2011 Awards of Equity – 2012 Awards of Options.”

(2)

This column represents outstanding awards of time-based RSUs. The awards vest pro rata over a three year period, on the anniversary of the date of grant, subject to the Amended and Restated Plan or the 2000 SIP and relevant grant agreement. We describe the 2012 RSUs in more detail above under the heading “2013, 2012 and 2011 Awards of Equity – 2012 Awards of Time-Based RSUs.” We describe the 2013 RSUs in more detail above under the heading “2013, 2012 and 2011 Awards of Equity – 2013 Awards of Time-Based RSUs.” and in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives.”

(3)

The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2013 ($8.24 per share as of December 31, 2013) by the number of RSUs listed for the specified officer.

(4)

This column represents outstanding awards of PBRSUs and includes the maximum number of PBRSUs that would vest assuming that all performance goals are achieved. These awards are subject to the Amended and Restated Plan or the 2000 SIP, as applicable, and relevant grant agreements. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2013, 2012, and 2011 Awards of Equity” and, as to the 2013 awards, in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives.”

The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards which were expected to vest as of December 31, 2013. For amount of awards expected to vest as of a recent date, see footnote 1 to the Summary Compensation Table above in this proxy statement. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

2013 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number Of Shares Acquired On Exercise (#)(1)	Value Realized On Exercise ($)(2)	Number Of Shares Acquired on Vesting (#)(3)	Value Realized On Vesting ($)(4)
(a)	(b)	(c)	(d)	(e)
Keith D. Jackson	0	0	109,128	845,692
Bernard Gutmann	20,000	17,100	36,878	275,179
George H. Cave	20,000	17,100	29,857	233,716
Robert Klosterboer	27,000	10,414	20,777	162,516
Mamoon Rashid	10,000	48,300	12,930	99,492

(1)	This column represents the maximum number of shares underlying options that were exercised by the Named Executive Officer in 2013.

(2)

If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying RSUs that vested in 2013, including PBRSUs.

(4)

The value realized equals the number of shares of stock vested multiplied by the market value of a share of our common stock on the date of vesting or the next prior trading date if the vesting date is not a trading date.

Employment, Severance, and

Change in Control Agreements and Arrangements

We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements described entitles the officer to a specified base salary and to a target percentage of base salary for purposes of our semi-annual cash incentive plans, subject to Board review from time to time or additional Board action. The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change of Control.” Unless otherwise specified in the description of the particular employment agreement, “Change of Control” has the meaning given in the 2000 SIP. Generally, the 2000 SIP defines “Change of Control” to mean the occurrence of any of the following events:

(i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of Semiconductor Components Industries, LLC to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof;

(ii) the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;

(iii) any person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of Directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares;

(iv) the actual replacement of a majority of the Board over a two-year period from the individual Directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved;

(v) any person or Group shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or

(vi) the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Mr. Jackson

We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002, and amended from time to time, most recently on March 24, 2010. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.

The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our bonus programs, subject to Board action and review from time to time. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.

Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our 2000 SIP and 200,000 shares of our common stock under our 1999 Founders Stock Option Plan as amended (“Founders Plan”), at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Those options were to expire at the first to occur of: (i) 90 days after termination for any other reason other than Cause, death or disability; (ii) two years after Mr. Jackson’s death, disability, or termination by us without Cause; (iii) the termination date if he is terminated for Cause; or (iv) ten years after the grant date.

The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•

the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.

“Good Reason” means:

•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;

in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.

Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued and unused vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in accordance with our normal payroll practices, provided that the amount of payments during the six-month period following Mr. Jackson’s date of termination does not exceed the separation pay exception amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (“409A”). Any amount subject to the separation pay exception in 409A will be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply as of Mr. Jackson’s date of termination, then this amount will be paid (i) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the date of termination and (ii) thereafter in installments consistent with the Company’s normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-

compete, non-disclosure and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of two years following Mr. Jackson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.

In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued but unused vacation, accrued but unpaid base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.

If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of two years after the date of termination or the remainder of Mr. Jackson’s employment period.

Mr. Gutmann

We entered into an employment agreement with Bernard Gutmann, our Executive Vice President, Chief Financial Officer, and Treasurer, effective on September 26, 2012. The agreement does not have a specified termination date. The employment agreement entitled Mr. Gutmann to an initial base salary of $396,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our bonus programs, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Gutmann to a monthly car allowance of $1,200 and the reimbursement of up to $10,000 of financial planning expenses annually.

The employment agreement also requires us to make specified payments to Mr. Gutmann if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Gutmann of the employment agreement;

•	the failure by Mr. Gutmann to reasonably and substantially perform his duties under the employment agreement (other than as a result of physical or mental illness or injury);

•	Mr. Gutmann’s willful misconduct or gross negligence which is materially injurious to us; and

•	the commission by Mr. Gutmann of a felony or other serious crime involving moral turpitude.

In the case of the first two bullets above, we must provide notice to Mr. Gutmann indicating in reasonable detail the events or circumstances that we believe constitute Cause and, if such breach or failure is reasonably susceptible to cure, provide Mr. Gutmann with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure.

“Good Reason” means:

•	a material breach of the employment agreement by us,

•

without Mr. Gutmann’s written consent, reducing his salary, as in effect immediately prior to such reduction, while at the same time not proportionately reducing the salaries of the other comparable officers of the Company, or

•

without Mr. Gutmann’s written consent, a material and continued diminution of his duties and responsibilities hereunder, unless he is provided with comparable duties and responsibilities in a comparable position (i.e., a position of equal or greater duties and responsibilities).

In the case of any of the bullets above, Mr. Gutmann must notify us within thirty (30) days after the event or events which he believes constitute Good Reason and describe in such notice in reasonable detail such event or events and provide us a thirty (30) day period after delivery of such notice to cure such breach or diminution.

If we terminate Mr. Gutmann’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Gutmann’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, subject to the restrictions set forth below; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Gutmann’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Gutmann’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Gutmann’s health plan continuation premiums for up to one year following termination, and he would be entitled to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Gutmann must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Gutmann’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Gutmann’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options or restricted stock unit awards (including time and performance based awards) that were granted either on or before the date he signed his employment agreement or in connection with his promotion to be our Executive Vice President and Chief Financial Officer will vest and all such options (vested and unvested) will remain exercisable until the first to occur of (i) one year after the date of termination, and (ii) either the tenth anniversary or seventh anniversary of the grant date of the options depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date. For Mr. Gutmann, Change in Control is defined in the Amended and Restated Plan, which is filed with our proxy statement for our 2012 annual meeting.

Mr. Cave

We entered into an employment agreement with George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary, effective on May 26, 2005 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Cave to an initial base salary of $300,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Cave to a monthly car allowance of $1,200.

The employment agreement also requires us to make specified payments to Mr. Cave if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Cave’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:

•	a material breach of the employment agreement by us;

•	a reduction of Mr. Cave’s salary while at the same time not proportionately reducing the salaries of our other executive officers; or

•	a material and continued diminution of his duties and responsibilities;

in each case, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure.

If we terminate Mr. Cave’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Cave’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Cave’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Cave’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Cave’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Cave must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Cave’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Cave’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Klosterboer

We entered into an employment agreement with Robert Klosterboer, our Senior Vice President and General Manager, Applications Product Group, effective on March 14, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Klosterboer to an initial base salary of $290,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our bonus programs, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Klosterboer to a monthly car allowance of $1,200, the reimbursement of up to $10,000 of financial planning expenses annually, and to reasonable relocation expenses.

Subject to Board approval, the agreement also entitles Mr. Klosterboer to an award of 25,000 PBRSUs with performance measures that were to be determined at a later date and 60,000 options to purchase common stock of the Company with an exercise price of the fair market value on the grant date and vesting over a four year period in 25% increments on each anniversary of the grant date.

The employment agreement also requires us to make specified payments to Mr. Klosterboer if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Klosterboer’s employment agreement generally has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and generally the same definition of “Good Reason” as in Mr. Cave’s employment agreement described above.

If we terminate Mr. Klosterboer’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Klosterboer’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, subject to the restrictions set forth below; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Klosterboer’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Klosterboer’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Klosterboer’s health plan continuation premiums for up to one year following termination, and he would be entitled to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Klosterboer must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Klosterboer’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Klosterboer’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any (i) outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options, and (ii) certain unvested PBRSUs and RSUs that were granted in connection with his employment agreement will vest and become payable on Mr. Klosterboer’s date of termination.

Mr. Rashid

We entered into an employment agreement with Mamoon Rashid, our Senior Vice President and General Manager, System Solutions Group, effective on January 7, 2013. The agreement does not have a specified termination date. The employment agreement entitled Mr. Rashid to an initial base salary of $330,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. The employment agreement further entitles Mr. Rashid to a monthly car allowance of $1,200 while working in the United States and the reimbursement of up to $10,000 of financial planning expenses annually.

The employment agreement also requires us to make specified payments to Mr. Rashid if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Rashid’s employment agreement has the same definition of “Cause” and “Good Reason” as in Mr. Gutmann’s employment agreement described above.

If we terminate Mr. Rashid’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Rashid’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice and which shall begin on the first payroll period immediately following the date on which the general release and waiver described below becomes irrevocable, (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs (based on achievement of the applicable performance criteria). The amount of payment set forth in (iii) above during the six-month period following Mr. Rashid’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Rashid’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance period at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance period ending on December 31st before January 1st or after March 15th of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Rashid’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Rashid must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Rashid’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Rashid’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options and any RSUs that were granted on or before the date he signed his employment agreement, or in connection with Mr. Rashid’s promotion, will vest and all such options (vested and unvested) will remain exercisable until the first to occur of (1) one year after the date of termination and (2) either the tenth anniversary or the seventh anniversary of the grant date of such options, depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date. If we determine in good faith that the extension of the option’s exercise period results in the options being considered non-qualified deferred compensation subject to 409A, such extension shall not take effect.

Pursuant to a separate Retention Bonus Agreement, Mr. Rashid is entitled to a $200,000 retention bonus, paid up front, and to be made non-refundable upon the fulfillment of certain conditions, including that Mr. Rashid maintain continuous employment with us for two years.

Potential Payments Upon Termination of Employment or Change of Control

In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on December 31, 2013, with base salaries in effect at the end of the 2013 fiscal year being used for purposes of any severance payout calculation.

Off-setting employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.

Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $8.24 per share of our common stock on the NASDAQ Global Select Market on December 31, 2013.

Cash Payment upon a Change of Control. No cash payment will be made solely because of a Change of Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change of Control” would be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change of Control.

Equity Acceleration upon a Change of Control. The terms and provisions of the 2000 SIP as in effect prior to the adoption of the Amended and Restated Plan, will continue to govern prior awards until all stock awards granted prior to the adoption of the Amended and Restated Plan have been exercised, forfeited, canceled, expired, or otherwise terminated in accordance with the terms of such grants. Under both the 2000 SIP and the Amended and Restated Plan, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting and the lapse of restrictions on all outstanding options or other awards upon a Change of Control (as defined in the 2000 SIP or the Amended and Restated Plan, as the case may be). Generally, under the award agreements for awards granted under the 2000 SIP and the Amended and Restated Plan, outstanding options, RSUs and PBRSUs vest automatically if the Company terminates the officer’s employment with the Company without Cause (including a deemed termination for Good Reason) (as these terms are defined in the applicable award agreement) within two years following a Change of Control.

Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Gutmann, Cave, Klosterboer, and Rashid are generally entitled to Company-paid continuation of healthcare benefits under COBRA regulations for a period of up to one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change of Control).

Mr. Jackson is entitled to the continuation of healthcare benefits under COBRA for a period of up to two years upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. As of December 31, 2013, the monthly cost of such benefits for such officers ranged between approximately $352 to $1,150 depending on medical plan and dependent enrollment. Finally, the tables do not include amounts (see footnote (5) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $500,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Gutmann, Cave, Klosterboer, and Rashid are also entitled to outplacement services following a termination without Cause or resignation for Good Reason in an amount not to exceed $5,000.

Retirement. A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, Named Executive Officers would receive earned but unpaid salary and accrued but unused vacation time.

Cash Incentive Program. We describe our cash incentive program in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Program.”

The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	1,726,074 (1)	1,726,074 (1)	0	0	0	0
Cash Incentive	0	0	0	202,334(2)	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	11,550,667 (3)	0 (4)	0	0	0
Total:	1,726,074 (1)	13,276,741	0 (4)	202,334	0	0

(1)

Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2013 was $863,037.

(2)

In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to any bonus earned with respect to prior performance cycles and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2013 and that his cash incentive bonus for the second half of 2013 was earned but unpaid at that time. Mr. Jackson’s cash incentive bonus for the second half of 2013 was $202,334.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for Bernard Gutmann, our Executive Vice President, Chief Financial Officer and Treasurer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	403,920 (1)	403,920 (1)	0	0	0	0
Cash Incentive	50,579 (2)	50,579 (2)	0	0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	1,093,778 (3)	0 (4)	0	0	0
Total:	454,499	1,548,277	0 (4)	0	0	0

(1)

Mr. Gutmann’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Gutmann’s base salary at the end of fiscal 2013 was $403,920.

(2)

This amount anticipates that Mr. Gutmann is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Gutmann’s date of termination was as of December 31, 2013 and that his cash incentive bonus for the second half of 2013 was earned but unpaid at that time. Mr. Gutmann’s cash incentive bonus for the second half of 2013 was $50,579.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for George H. Cave, our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	403,402 (1)	403,402 (1)	0	0	0	0
Cash Incentive	43,888 (2)	43,888 (2)	0	0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	2,182,389 (3)	0 (4)	0	0	0
Total:	447,290	2,629,679	0 (4)	0	0	0

(1)	Mr. Cave’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2013 was $403,402.

(2)

This amount anticipates that Mr. Cave is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Cave’s date of termination was as of December 31, 2013 and that his cash incentive bonus for the second half of 2013 was earned but unpaid at that time. Mr. Cave’s cash incentive bonus for the second half of 2013 was $43,888.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for Robert Klosterboer, Senior Vice President and General Manager, Application Products Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	359,175 (1)	359,175 (1)	0	0	0	0
Cash Incentive	36,141 (2)	36,141 (2)	0	0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	1,716,705 (3)	0 (4)	0	0	0
Total:	395,316	2,112,021	0 (4)	0	0	0

(1)

Mr. Klosterboer’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Klosterboer’s base salary at the end of fiscal 2013 was $359,175.

(2)

This amount anticipates that Mr. Klosterboer is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Klosterboer’s date of termination was as of December 31, 2013 and that his cash incentive bonus for the second half of 2013 was earned but unpaid at that time. Mr. Klosterboer’s cash incentive bonus for the second half of 2013 was $36,141.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for Mamoon Rashid, our Senior Vice President and General Manager, System Solutions Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	330,000 (1)	330,000 (1)	0	0	0	0
Cash Incentive	31,086 (2)	31,086 (2)	0	0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	748,179 (3)	0 (4)	0	0	0
Total:	361,086	1,109,265	0 (4)	0	0	0

(1)

Mr. Rashid’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Rashid’s base salary at the end of fiscal 2013 was $330,000.

(2)

This amount anticipates that Mr. Rashid is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Rashid’s date of termination was as of December 31, 2013 and that his cash incentive bonus for the second half of 2013 was earned but unpaid at that time. Mr. Rashid’s cash incentive bonus for the second half of 2013 was $31,086.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2013 were J. Daniel McCranie (Chairman following the date of the 2012 annual meeting), Atsushi Abe, Bernard L. Han, and Curtis J. Crawford. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. During fiscal 2013, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During fiscal 2013, none of our executive officers served on the boards of directors or the compensation committees of any entities, one of whose executive officers serves on our Board or Compensation Committee. None of our current or past executive officers has served on the Compensation Committee.

AUDIT COMMITTEE REPORT3

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

The Audit Committee, comprised at the time of four independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.

Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Commission.

It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm.

[3]

Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Emmanuel T. Hernandez, Chairman

Atsushi Abe

Curtis J. Crawford

Teresa M. Ressel

PRINCIPAL STOCKHOLDERS

Except as discussed in the footnotes below, the following table sets forth, as of March 6, 2013, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 440,734,561 shares of our common stock outstanding on March 6, 2014. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Boston Partners One Beacon St. Boston , Massachusetts 02108	37,621,176 (1)	8.5%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	26,003,439 (2)	5.9%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,296,491 (3)	5.7%

Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	22,487,362 (4)	5.1%

(1)

The number of shares of common stock for Boston Partners is based solely on the information contained the Schedule 13G filed with the Commission on February 12, 2014. Boston Partners has the sole power to dispose or to direct the disposition of 37,621,176 shares it beneficially owns, has the sole power to vote or to direct the vote of 27,714,568 shares it beneficially owns, has shared power to vote or to direct the vote of 155,740 shares it beneficially owns, and has no shared power to dispose or direct the disposition of any shares it beneficially owns. The Schedule provides the following information: to the knowledge of Boston Partners no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such common stock which represents more than 5% of the outstanding shares of the common stock. Effective January 2014, Robeco Investment Management, Inc. has adopted Boston Partners as a DBA designation reflecting the former name.

(2)

The number of shares of common stock for T. Rowe Price Associates, Inc. (“Price Associates”) is based solely on the information contained in the Schedule 13G (Amendment No. 1) filed with the Commission on February 11, 2014. Price Associates has sole voting power with respect to 6,499,710 shares it beneficially owns and sole dispositive power with respect to 26,003,439 shares it beneficially owns. Price Associates has no shared voting or dispositive power with respect to any of the shares it beneficially owns. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

The number of shares of common stock for The Vanguard Group, Inc. (“Vanguard”) is based solely on the information contained the Schedule 13G filed with the Commission on February 12, 2014. Vanguard has the sole power to dispose or to direct the disposition of 25,042,858 shares it beneficially owns, has the sole power to vote or to direct the vote of 289,233 shares it beneficially owns, has no shared power to vote or to direct the vote of any shares it beneficially owns, and has shared power to dispose or direct the disposition of 253,633 shares it beneficially owns. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 253,633 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 36,500 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(4)

The number of shares of common stock for Janus Capital Management LLC (“Janus”) is based solely on the information contained in the Schedule 13G (Amendment No. 4) filed with the Commission on February 14, 2014. Janus has sole voting and dispositive power with respect to 22,352,762 shares it beneficially owns and has shared power to vote or direct the disposition of 134,600 shares it beneficially owns. The Schedule 13G provides the following information: Janus has a direct 96.74% ownership stake in INTECH Investment Management (“INTECH”) and a direct 99.61% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to this ownership structure, holdings for Janus, INTECH and Perkins are aggregated for purposes of the Schedule 13G. Janus, INTECH and Perkins are registered investment advisers, each furnishing advice to various investment companies and to individual and institutional clients (“Managed Portfolios”). As a result of its role as an investment adviser or sub-adviser to the Managed Portfolios, Janus and INTECH may be deemed to be the beneficial owner of 22,352,762 shares and 134,600 shares, respectively, of our common stock held by the Managed Portfolios. Neither Janus nor INTECH has the right to receive any dividends from, or proceeds from the sale of, the securities held in the Managed Portfolios and each disclaims any ownership associated with such rights.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 6, 2014, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 440,734,561 shares of common stock outstanding on March 6, 2014. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 6, 2014 through the exercise of any stock option or similar security, or the vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance.

	Common Stock
Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class
Named Executive Officers
Keith D. Jackson	1,458,287	1,263,448	2,721,735	*
Bernard Gutmann	37,116	144,720	181,836	*
George H. Cave	145,136	149,822	294,958	*
Robert Klosterboer	113,594	174,483	288,077	*
Mamoon Rashid	36,202	121,325	157,527	*
Directors and Director Nominees (excluding CEO)
J. Daniel McCranie	125,676	-	125,676	*
Atsushi Abe	67,381	20,000	87,381	*
Curtis J. Crawford	151,487	7,000	158,487	*

	Common Stock
Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class
Bernard L. Han	51,275	13,334	64,609	*
Emmanuel T. Hernandez	123,101	7,000	130,101	*
Daryl A. Ostrander	94,910	20,000	114,910	*
Teresa M. Ressel	51,275	13,334	64,609	*
All Directors and Executive Officers as a group (14 persons)	2,684,363	2,117,508	4,801,871	1.09%

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance, within 60 days of March 6, 2014.

RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for review and oversight.

We have a written policy on related party transactions (“Policy”) to which all employees are required to adhere. The Policy was revised in 2008, 2009 and 2011 to, among other reasons, reflect changes to the Commission’s rules governing disclosure of related party transactions. The Policy provides for review and oversight requirements and related procedures with respect to transactions in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in the NASDAQ rules but also to include additional parties such as commonly controlled affiliates of the Company, certain investments in other entities, and employee trusts. The Policy provides that our law department distribute periodically a list of each known related party. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.

When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the relevant party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office and law department seek to ensure that all related party transactions are conducted at arms-length, on terms that are fair to the Company and in the best interests of the Company and its stockholders.

Related Party Transactions

For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” above. For a discussion of certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals — Proposal No.  1: Election of Directors” above.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us and a representation that no other reports were required), all Directors, officers and beneficial owners of greater than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act made all required filings under Section 16(a) on a timely basis.

MISCELLANEOUS INFORMATION

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Georgeson Inc. (“Georgeson”) to assist in the distribution of proxy solicitation materials and the solicitation of proxies. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. The estimated cost will be $14,000 plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, telegram, facsimile or special delivery letter.

Annual Report/Form 10-K

Our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2013, is being mailed concurrently with this proxy statement to all stockholders of record as of March 28, 2014. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address

If you hold your shares in “street name” and share the same address as another stockholder, you may receive only one set of proxy materials including the annual report to stockholders, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate set of proxy materials and annual report or if you share the same address as another stockholder and are receiving multiple sets of proxy materials including the annual report to stockholders and wish to receive only one set, you will need to contact your bank or brokerage firm. Registered holders are each provided a set of proxy materials including an annual report to stockholders; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and are receiving multiple sets of proxy materials including the annual report to stockholders and wish to receive only one set, please write to: Investor Relations Department, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com. We will provide a copy as requested, as promptly as possible.

Other Business

Other than the election of Directors, the advisory vote on executive compensation, the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, approval of an amendment to our Certificate of Incorporation to declassify the Board of Directors, and approval of an amendment to our Certificate of Incorporation to remove the prohibition against action by written consent of our stockholders, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses can be provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals

Stockholders may present, and our Corporate Governance and Nominating Committee will consider, proposals for action at a future meeting if they comply with our bylaws and Commission rules. In November of 2013, we amended our bylaws to allow a special meeting of stockholders to be called upon the written request (a “Special Meeting Request”) of stockholders who hold in the aggregate at least 25% of the voting power of our outstanding capital stock that are entitled to vote on the matters to be brought before the meeting. Subject to compliance with the requirements of the bylaws, a special meeting so requested will be held at such date, time and place as may be fixed by the Board but not more than (a) 120 days after receipt by our corporate Secretary of the properly submitted Special Meeting Request, if the request relates to matters other than the election of Directors, and (b) 180 days after receipt by our corporate Secretary of the properly submitted Special Meeting Request, if the request relates to the election of Directors. The requesting stockholders are required to provide specified information as provided in the bylaws relating to the matters to be considered at the special meeting.

Subject to advance notice provisions contained in our bylaws, a stockholder of record may also propose the nomination of someone for election as a Director at our annual meeting of stockholders by timely written notice to our Secretary. Generally, a notice is timely if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice.

In addition, not more than ten days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

Under the Commission rules, stockholder proposals for the 2015 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December [12], 2014 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days after the initial public disclosure or announcement of the date of the annual meeting.

The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than ten days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.

If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our bylaws, our management will use its discretionary authority to vote the shares subject to the proxy as the Board may recommend.

Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.

GEORGE H. CAVE

Senior Vice President, General Counsel, Chief Compliance &

Ethics Officer and Secretary

Dated: April [11], 2014

ANNEX A

Redlined to Reflect Proposed Changes to

Article NINTH, Section (1) of the Certificate of Incorporation of

ON Semiconductor Corporation

_NINTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board consisting of not fewer ~~that~~ than six (6) nor more than eleven (11) directors (exclusive of directors referred to in the following paragraph), the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office. ~~Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors determined by the Board pursuant to this Section (1). Class I directors shall serve for an initial term ending at the annual meeting of stockholders held in 2000, Class II directors for an initial term ending at the annual meeting of stockholders held in 2001 and Class III directors for an initial term ending at the annual meeting of stockholders held in 2002. At each annual meeting of stockholders beginning in 2000, successors to the directors in the class whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.~~ Prior to the annual meeting of stockholders to be held in 2017 (the “2017 Annual Meeting”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of stockholders, prior to the 2017 Annual Meeting, each class of directors whose term shall then expire shall be elected to hold office as follows: (i) all directors of the Corporation (Class III) elected at the annual meeting of stockholders to be held in 2014 shall be elected for three (3) years, (ii) all directors of the Corporation (Class I) elected at the annual meeting of stockholders to be held in 2015 shall be elected for two (2) years and (iii) all directors of the Corporation (Class II) elected at the annual meeting of stockholders to be held in 2016 shall be elected for one (1) year. At the 2017 Annual Meeting, and every annual meeting of stockholders thereafter, the Board of Directors shall not be classified and each director shall be elected for a term expiring at the next annual meeting of stockholders, with each such director to hold office until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal.

  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article FOURTH of this Amended and Restated Certificate of Incorporation and any resolution or resolutions adopted by the Board pursuant thereto~~, and such directors shall not be divided into classes unless expressly so provided therein~~.

ANNEX B

Redlined to Reflect Proposed Changes to

Article TENTH of the Certificate of Incorporation of

ON Semiconductor Corporation

~~TENTH: No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation maybe taken by stockholders of the Corporation except at such a meeting of stockholders.~~TENTH: [INTENTIONALLY LEFT BLANK.]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SSSB 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — C Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IMPORTANT ANNUAL MEETING INFORMATION + A Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees and FOR Proposals 2, 3, 4 and 5. 01 - Keith D. Jackson 02 - Bernard L. Han 1. TO ELECT TWO CLASS III DIRECTORS, EACH FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN 2017 OR UNTIL HIS OR HER SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED, OR UNTIL THE EARLIER OF HIS OR HER DEATH, RESIGNATION OR REMOVAL; For Against Abstain 2. TO VOTE ON AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION; 3. TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR; For Against Abstain 4. TO APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS; For Against Abstain For Against Abstain 5. TO APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE PROHIBITION AGAINST ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS; AND Change of Address — Please print new address below. B Non-Voting Items 6. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING. 1234 5678 9012 345 MMMMMMMMM MMMMMMM MR A SAMPLE ( THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMMMMMMMMMM C123456789 C 1234567890 J N T 1 8 7 8 3 1 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2014. Vote by Internet Go to www.investorvote.com/ONNN Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Meeting Details Description – 2014 Annual Meeting of Stockholders Date & Time – May 21, 2014 at 2:00 p.m. (local time) Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 21, 2014, at 2:00 p.m. local time and at any adjournments or postponements of the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE INDICATED, THE SHARES WILL BE VOTED AS FOLLOWS: (1) “FOR” THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE; (2) “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION; (3) “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR; (4) “FOR” THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS; AND (5) “FOR” THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE PROHIBITION AGAINST ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS. The proxies may vote according to their discretion on any other matter which may properly come before the meeting. YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.) Proxy — ON SEMICONDUCTOR CORPORATION Stockholders who wish to view the Company’s Proxy Statement and Annual Report on the Internet, including those stockholders who have elected to receive these materials electronically, can view the 2014 Annual Meeting materials by directing their Internet browser to www.onsemi.com/annualdocs IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.